UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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ODYSSEY MARINE EXPLORATION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear Fellow Stockholder,

This time last year we asked you to approve an agreement for a large equity investment in Odyssey by Penelope Mining LLC, a subsidiary of the Mexican mining company Minera del Norte S.A. de C.V. (MINOSA). Thank you for your overwhelming support of that proposal in last year’s proxy statement. We have been working closely with the MINOSA team over the past year, and we are more confident now than ever that this is the right strategic partner for Odyssey’s future.

As we continue the process of transforming Odyssey, I would like to thank our long-term stockholders for their patience through this process and welcome new stockholders as we prepare to emerge as a stronger company. Odyssey is focused on subsea mineral exploration and providing deep-ocean services under contract for mineral project development and shipwreck projects. Since our stockholders’ meeting last June, we’ve made some tremendous changes to our model and are poised to complete our transformation into the next phase of Odyssey’s story.

A key focus for us is the “Don Diego” phosphate deposit off the coast of Mexico. The quality and size of the deposit, coupled with the ability to cost-effectively recover phosphate using standard dredging ships and technology, make this project a game-changer for Odyssey and for Mexico. The recent decision by the Mexican Secretary of Environment and Natural Resources (SEMARNAT) to deny the “Don Diego” application for an environmental permit, as it was presented, was disappointing. However, it is not the end of the process or the project. Our team produced volumes of scientifically supported data that evaluated various potential environmental impacts and demonstrates the environmental safety of the project. Although we were all hoping for a strong stamp of approval, we believe that it is significant that the denial was focused on just one main issue: the potential impact of dredging operations on sea turtles.

We believe that we can convincingly demonstrate that the project will not adversely affect the turtle population of the region. As a component of developing our operational plans for the “Don Diego” project, we have been working with the world’s foremost experts in sea turtle biology and management to develop turtle protecting habitat enhancement and monitoring programs. As we pursue our various options to move this project forward, we will make clear that the “Don Diego” project will have a positive effect on the local and migratory turtle populations, and that the ultimate approval of our project will actually enhance the local turtle populations. The turtle mortality issue has been, and continues to be, a major problem for this region. Without proactive measures, there will be further declines to endangered turtle species. The “Don Diego” project will proactively fund mitigation and restoration plans designed to increase turtle populations over time.

Penelope Mining LLC remains committed to Odyssey and the success of the “Don Diego” project. We have been working closely to assemble a team of lawyers, advisors and scientists in Mexico who are skilled in this specialty to ensure that we select the best strategy for moving this important project forward in the most expeditious manner. Phosphate is a key component of fertilizers, and the location of the “Don Diego” deposit makes it an attractive potential sourcing site for the Mexican fertilizer and agricultural industry. The project proposes to use standard dredging ships and equipment, which have been in use for decades in Mexican waters with a proven track record of minimal environmental impact. The project is also expected to deliver significant economic and social benefits to Mexico in the form of job creation, lower fertilizer pricing, increased crop yields, generation of tax revenues, and the funding of programs that will promote the protection and enhancement of populations of local fish and turtle. Odyssey remains confident that this project will ultimately be approved.

●    ●    ●    ●    ●

ODYSSEY MARINE EXPLORATION • 5215 WEST LAUREL STREET • TAMPA, FL 33607

(P)813.876.1776 • (F)813.876.1777 • WWW.ODYSSEYMARINE.COM

Page Two

In line with our business plan to remove or reduce the risk of our shipwreck segment, in December of 2015, Odyssey sold the majority of our shipwreck assets, including our research database, to Magellan Offshore Services. As part of the agreement, Odyssey will perform all offshore search and recovery work on shipwreck projects under a cost-plus contract in which Odyssey retains 21.25% of the net profit of successful shipwreck projects. Many people speculated that this may be a sign that we are leaving the shipwreck business. I want to reiterate that this was part of our well-defined plan to limit risks on shipwreck projects while still benefiting from these finds that we are all so passionate about. Odyssey retained its technology, tools, and specialized offshore team members. Odyssey is also actively soliciting contracts for its marine exploration services to third-party companies. These services may include mineral exploration, environmental studies, shipwreck search and recovery, subsea surveys, and other off-shore work requiring specialized vessels, equipment and personnel. In the fourth quarter of 2015, Odyssey was contracted to recover cargo from a shipwreck located in the Mediterranean Sea, which resulted in $3.0 million of revenue in 2015 for these services. Currently, the Odyssey team is working under contract on a commercial survey project in the Mediterranean Sea.

As part of Odyssey’s transformation, we’ve reduced our recurring costs, our short-term debt, and the amount of assets tied up in the business. In the past year, we’ve reduced our financial debt by $3.0 million and reduced our main cost center, operations and research expenses by approximately 50%. The reduction of expenditures, our ability to monetize assets and raise funds, and our stakes in projects such as “Don Diego” will be key components in Odyssey’s longevity. We made a number of changes and we continue to evaluate opportunities to be successful and build our capabilities while simultaneously limiting risk.

So, where are we going in 2016? We have a team dedicated to the “Don Diego” project and moving it forward through the approval process. Concurrently, our specialists are evaluating new mineral exploration opportunities around the world. We are simultaneously advancing several other mineral projects in our portfolio in other geographic regions and for other mineral types. Our marine operations and business development teams have already executed cash-generating marine contracting services this year, and we are actively pitching other prospective projects in which our unique team, tools and technology can be employed for client-based contracting services. In addition, we are looking forward to working with Magellan on exciting shipwreck projects where Odyssey will be paid to perform ocean exploration and recovery services in addition to having an interest in the monetary value ultimately created by these projects.

As stockholders, you now have the opportunity to vote on whether you think we have made the best choice. I encourage you to review the attached proxy carefully. I am highly confident that this path forward is one that will permanently strengthen Odyssey so that we will stand the test of time and enjoy outstanding success as the world’s premier deep-ocean exploration company. We encourage you to vote FOR all of the proposals included in the attached proxy statement.

We appreciate your ongoing support and belief in the Odyssey team, and thank you for your trust in our stewardship of your company.

Sincerely,

ODYSSEY MARINE EXPLORATION, INC.

Mark D. Gordon

President, Chief Executive Officer,

and Member of the Board of Directors

●    ●    ●    ●    ●

ODYSSEY MARINE EXPLORATION • 5215 WEST LAUREL STREET • TAMPA, FL 33607

(P)813.876.1776 • (F)813.876.1777 • WWW.ODYSSEYMARINE.COM

5215 West Laurel Street

Tampa, Florida 33607

(813) 876-1776

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 7, 2016

To the Stockholders of Odyssey Marine Exploration, Inc.:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Odyssey Marine Exploration, Inc., a Nevada corporation (the “Company”), will be held at the Holiday Inn – Tampa, located at 700 North West Shore Boulevard, Tampa, Florida 33609, on Tuesday, June 7, 2016, at 9:30 a.m., Eastern Time, and at any and all adjournments thereof, for the purpose of considering and acting upon the following matters:

1.	to elect six directors of the Corporation to serve until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

2.	to amend the Company’s 2015 Stock Incentive Plan to increase the number of shares of common stock authorized for issuance under the Plan by 200,000 shares;

3.	to hold a non-binding advisory vote to approve named executive officer compensation;

4.	to ratify the appointment of Ferlita, Walsh, Gonzalez & Rodriguez, P.A. as our independent registered public accounting firm; and

5.	to transact such other business as may properly come before the meeting or at any adjournment or adjournments thereof.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” EACH OF THE ABOVE PROPOSALS.

Only holders of record of the Company’s common stock at the close of business on April 13, 2016, will be entitled to notice of, and to vote at, the Annual Meeting or at any adjournment or adjournments thereof. The proxies are being solicited by the Board of Directors of the Company.

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote as soon as possible. As an alternative to voting at the Annual Meeting in person, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card in the postage-paid envelope enclosed with it. For detailed information on how you can vote, refer to the section entitled “How do I vote?” in the Proxy Statement. The giving of a proxy will not affect your right to vote in person if you attend the Annual Meeting. You may change your proxy vote automatically by voting in person at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Mark D. Gordon
Chief Executive Officer, President and Board Member
April 28, 2016

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. In accordance with rules promulgated by the Securities and Exchange Commission, we have elected to use the Internet as our primary means of furnishing proxy materials to our stockholders. Therefore, most stockholders will not receive paper copies of our proxy materials. Instead, we will send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials and voting by use of the Internet. The Notice of Internet Availability of Proxy Materials also informs stockholders how to get paper copies of our proxy materials if they wish to do so. We believe this method of proxy distribution will make the proxy distribution process more efficient, less costly, and will contribute to the conservation of natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via e-mail unless you change your election.

5215 West Laurel Street

Tampa, Florida 33607

(813) 876-1776

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 7, 2016

ABOUT THE MEETING

This Proxy Statement is being made available to stockholders beginning on or about April 28, 2016.

Who is entitled to vote at the Annual Meeting?

All voting rights are vested in the holders of our common stock. Each share of our common stock is entitled to one vote on all matters to be voted upon at the Annual Meeting. Only stockholders of record at the close of business on April 13, 2016, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On April 13, 2016, a total of 7,541,111 shares of our common stock were outstanding and eligible to vote. Cumulative voting in the election of directors is not permitted, which means that each stockholder may vote no more than the number of shares he or she owns for a single candidate.

How many shares must be present to establish a quorum?

A majority of the voting power, which includes the voting power that is present in person or by proxy, shall constitute a quorum at the Annual Meeting. Shares represented by a properly signed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote. Likewise, stock represented by “broker non-votes” will be treated as present for purposes of determining a quorum. Broker non-votes are proxies with respect to shares held in record name by brokers or nominees, as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves to vote such shares on that matter. Your broker will not have discretion to vote on non-routine matters absent direction from you, including the election of directors and the advisory vote to approve our named executive officer compensation. If you hold your shares through a broker, your broker is permitted to vote your shares on “routine” matters, which includes the ratification of the independent registered public accounting firm, even if the broker does not receive instructions from you.

How do I vote?

Stockholders of Record: Shares Registered in Your Name

As an alternative to voting in person at the Annual Meeting, stockholders whose shares are registered in their own names may vote without attending the Annual Meeting over the Internet or by mail or telephone as described below:

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 6, 2016. Have your proxy card in hand with the 12 Digit Control Number available when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

2016 Proxy Statement	1

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

VOTE BY TELEPHONE

You can transmit your voting instructions up until 11:59 p.m. Eastern Time on June 6, 2016, by telephone following the instructions on your Proxy Card.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Beneficial Owners: Shares Held in “Street Name”

If your shares are registered in the name of a bank or brokerage firm (your record holder), you will receive a notice regarding availability of proxy materials that will tell you how to access our proxy materials and provide voting instructions to your broker over the Internet. It will also tell you how to request a paper or e-mail copy of our proxy materials.

Note to Beneficial Owners: Under applicable laws, a bank, broker or nominee has the discretion to vote on routine matters, which includes the ratification of the independent registered public accounting firm. Securities and Exchange Commission rules do not permit a bank, broker or nominee to vote on behalf of beneficial owners with respect to non-routine matters, such as the election of directors and the advisory vote to approve our named executive officer compensation. If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposals on which your broker does not have discretionary authority to vote. If you hold shares through a bank or brokerage firm and wish to be able to vote in person at the Annual Meeting, you must obtain a “legal proxy” from your brokerage firm, bank or other holder of record and present it to the Inspector of Elections with your ballot. Stockholders who have elected to receive the proxy materials electronically will receive an e-mail on or about April 28, 2016, with information on how to access stockholder information and instructions for voting.

TO REQUEST PAPER COPIES OF PROXY MATERIALS: If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting or receiving a copy. Please make your request for a copy on or before May 24, 2016, to facilitate timely delivery. Please choose one of the following methods to make your request: (1) BY INTERNET: www.proxyvote.com; (2) BY TELEPHONE: 1-800-579-1639; (3) BY E-MAIL: sendmaterial@proxyvote.com. NOTE: Include the 12 Digit Control Number located on the Notice in the subject line of your e-mail.

Can I change my vote after submitting a proxy?

You may revoke or change a previously delivered proxy at any time before the Annual Meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to Odyssey’s corporate secretary at our principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You may also vote in person at the Annual Meeting if you obtain a “legal proxy” as described above.

Regardless of how your shares are held and whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to ensure that your vote is counted. Please note that you may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

2016 Proxy Statement	2

Information about attending the Annual Meeting.

If you plan to attend the Annual Meeting, please bring the following:

1.	Proper identification, such as a driver’s license or passport containing a recent photograph. We may inspect your bags or packages, and we may require you to check them, and, in some cases, we may not permit you to enter the meeting with them. Video and audio recording devices will not be permitted at the Annual Meeting.

2.	“Acceptable Proof of Ownership” if your shares are held in “Street Name.”

Acceptable Proof of Ownership is (a) a letter from your broker stating that you owned Odyssey Marine Exploration, Inc. stock on the record date April 13, 2016, or (b) an account statement showing that you owned Odyssey Marine Exploration, Inc. stock on the record date.

Street Name means your shares are held of record by brokers, banks or other nominees.

What is the voting requirement to approve each of the proposals?

Proposal No. 1 (Election of Directors) is a non-routine matter.

The election of directors requires the affirmative vote of a plurality of the votes cast by shares represented in person or by proxy and entitled to vote for the election of directors. This means that the nominees receiving the most votes from those eligible to vote will be elected. You may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. Accordingly, votes withheld as to the election of directors will not affect the election of the candidates receiving the plurality of votes.

Proposal 2 (Amending the 2015 Stock Incentive Plan) is a non-routine matter.

The affirmative vote of a majority of the votes properly cast on this proposal will be required to approve the proposed amendment to the Stock Incentive Plan. Abstentions and broker non-votes will have no effect on this proposal.

Proposal 3 (Advisory Vote on Executive Compensation) is a non-routine matter.

The affirmative vote of a majority of the votes properly cast at the Annual Meeting is required. Because your vote is advisory, it will not be binding on the Board or the Company; however, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Proposal 4 (Ratification of Independent Registered Public Accounting Firm) is a routine matter.

The affirmative vote of a majority of the votes properly cast at the Annual Meeting is required to approve this proposal. Broker discretionary voting is allowed. Abstentions will not affect the outcome of this proposal.

Proposals 1, 2 and 3 are non-routine matters, and, absent instructions from you, the bank, broker or other nominee may not vote your shares at all, and your shares will be considered broker non-votes. Proposal 4 is a routine matter, and your bank, broker or other nominee may vote your shares at its discretion.

Other business as may properly come before the Annual Meeting or at any postponement or adjournments thereof.

The affirmative vote of the majority of the votes properly cast at the Annual Meeting, assuming a quorum is present, is necessary for the approval of other business. For other business as may properly come before the Annual Meeting or at any adjournment or adjournments thereof, broker non-votes are not included in the vote totals. If you grant a proxy, the persons named as proxy-holders will have the discretion to vote your shares on any additional business properly presented for a vote at the Annual Meeting. We are not aware of any other business to be acted upon at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the Inspector of Elections and will be subsequently disclosed in a Form 8-K filing with the Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting.

2016 Proxy Statement	3

Proposal 1 - ELECTION OF DIRECTORS

The Board of Directors currently consists of seven members including Dr. David Saul who is not standing for election to the Board at the Annual Meeting. The Board, in accordance with the By-Laws of the Company, is reducing the number of board positions to six persons effective as of the date of the Annual Meeting. The Board of Directors recommends the election as directors the six nominees listed below. Each of the nominees is currently a director of the Company. The persons named as “Proxies” in the form of Proxy will vote the shares represented by all valid returned proxies in accordance with the specifications of the stockholders returning such proxies. If at the time of the Annual Meeting any of the nominees named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

The classified board structure required by the “Purchase Agreement” dated March 11, 2015, among the Company, Minera del Norte, S.A. de C.V. (“MINOSA”), and Penelope Mining LLC (“Penelope”), more fully described in the 2015 Proxy Statement filed with the Securities and Exchange Commission on April 21, 2015, has been approved by our stockholders, but has not been implemented via an amendment to our Articles of Incorporation. The classified board structure is to be implemented as a condition to the initial closing of the Purchase Agreement which has not yet occurred. In the event the initial closing occurs and the classified board structure is implemented by the Company, each director nominee, if elected, will serve in the class designated for each below. It is anticipated that Mr. Sawyer would resign from the board upon the initial closing to create a vacancy which the Company expects would be filled by a person selected by Penelope.

PLEASE NOTE that brokers may not vote on the election of directors in the absence of specific client instruction. Those who hold shares in a brokerage account are encouraged to provide voting instructions to their broker.

The table below sets forth the name and age of each nominee for director, indicating all positions and offices with the Company presently held; the period during which each person has served as a director; any additional directorships with public companies; the class which each nominee shall serve under if elected and the classified board structure is implemented, and the expiration of the term of such director if classified board structure is implemented. If the classified board structure is not implemented, the term of each director shall end at the next Annual Meeting of Stockholders and until their successors are elected and qualified or until the earliest of their death, resignation or removal.

Name	Age	Positions and Offices Held and Term as a Director	Other Directorships of Public Companies	Classification (Term Expires)
John C. Abbott	46	Director since June 2015	MeetMe, Inc., Chairman	Class III (2019)

Key Qualifications:

The Board recognizes Mr. Abbott’s position as a chief financial officer, together with his prior experience as chief executive officer of a public company and in investment banking, provides him with valuable insight regarding executive leadership, management, finance, and international business. The Board believes his background, experience, and expertise bring valuable perspectives to the Board’s discussions.

Mark D. Gordon	56	CEO since October 2014; President since October 2007; and Director since January 2008	None	Class I (2017)

Key Qualifications:

The Board recognizes that Mr. Gordon’s position with the Company as CEO and President as well as his innovative entrepreneurship and the strategic planning skills gained in former CEO and president positions provide experience in implementing cutting-edge solutions to drive business growth and turn visionary strategies into success. He has helped guide the management team through the challenges and complexities of building a company; and has strategically expanded opportunities for the Company, by exploring new concepts and creative solutions to issues facing the Company; including funding, investor relations and communications forging lasting alliances across industry and organizational levels. His leadership, management, strategic planning, business development and investor communications activities allow him to understand the complexities of our business and bring a unique direction to the Board’s strategic discussions.

2016 Proxy Statement	4

Name	Age	Positions and Offices Held and Term as a Director	Other Directorships of Public Companies	Classification (Term Expires)
Mark B. Justh	51	Lead Director since June 2015; Director since July 2013; Chairman of the Audit Committee since June 2014	None	Class II (2018)

Key Qualifications: The Board recognizes that Mr. Justh has results-oriented experience in the investment banking industry for over ten years. He has managed equities and derivatives distribution businesses in both the United States and Asia for J.P. Morgan and worked primarily with the largest global institutional investors and hedge funds. He has significant experience in both primary and secondary equities markets for both domestic and international corporations. The Board recognizes that Mr. Justh has an in-depth knowledge of industry trends, risk assessment and financial management. His background, both domestic and international, allows him to bring a unique perspective to the Board’s strategic and financial discussions.

James S. Pignatelli	72	Director since June 2015	Electro Rent Corporation; Altos Hornos de Mexico, S.A.	Class III (2019)

Key Qualifications: The Board recognizes that Mr. Pignatelli’s previous positions as a chief executive officer, board chairman and his service on the board of directors of other companies allow him to bring his broad knowledge of business to the Board and the Company. Mr. Pignatelli has significant management, operations, and finance experience and expertise.

Jon D. Sawyer	70	Chairman of Compensation Committee since March 2011; Chairman of the Governance and Nominating Committee since June 2015; Director since November 2009	None	Class II (2018)

Key Qualifications: The Board recognizes that Mr. Sawyer’s expertise in securities law, including past experience with the Securities and Exchange Commission, and extensive knowledge of the management of public companies on various issues such as financing, corporate governance, disclosure issues, executive compensation reporting, and mergers and acquisitions, provide the Board valuable insights regarding governance, regulatory processes and law. His experience, background and knowledge are valuable assets to the Board and the Company that give him further insight into chairing the Compensation and Governance and Nominating Committees.

Gregory P. Stemm	59	Chairman of the Board since October 2014; Director since May 1994	None	Class I (2017)

Key Qualifications: The Board recognizes that Mr. Stemm has over 20 years of leadership and management experience from his past positions in the Company as CEO and on the Board as Chairman. This experience has provided him with an in-depth knowledge of the Company’s business, operations, strategy and management team, as well as his historical perspective on the Company’s business. Mr. Stemm brings an extraordinary depth of knowledge and a unique expertise to the Board of Directors.

There are no family relationships among any of the directors or the executive officers of the Company.

BOARD RECOMMENDATION

THE ELECTION OF DIRECTORS IS A NON-ROUTINE MATTER, SO YOUR BROKER MAY NOT VOTE

YOUR SHARES ON THIS PROPOSAL WITHOUT RECEIVING INSTRUCTIONS FROM YOU.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

2016 Proxy Statement	5

DIRECTORS AND EXECUTIVE

OFFICERS OF THE COMPANY

The following sets forth biographical information as to the business experience of each of the Company’s executive officers and nominees for director for at least the last five years.

Directors

John C. Abbott was appointed to the Board of Directors in June 2015. He is the Chief Financial Officer of Altos Hornos de Mexico, S.A.B de C.V. (“AHMSA”), parent company of MINOSA. Previously, Mr. Abbott served as Chief Executive Officer of MeetMe, Inc. (Nasdaq: MEET), a leading U.S. social network for meeting new people. Mr. Abbott currently serves as Chairman of MeetMe’s Board of Directors. From 1992 to 2005, Mr. Abbott held several positions within J.P. Morgan’s Latin America Mergers & Acquisitions team, working in both New York and Sao Paulo. Mr. Abbott earned his B.A. degree in History from Stanford University and M.B.A. from Harvard Business School.

Mark D. Gordon was appointed as Chief Executive Officer and President in October 2014. He served as President and Chief Operating Officer from October 2007 to October 2014 and as a Director since January 2008. He was named Executive Vice President of Sales in January 2007, in which capacity he was responsible for the Attraction, Business Development and Retail Merchandising operations for the Company. He joined the Company in June 2005 as Director of Business Development. Prior to joining Odyssey, Mr. Gordon started, owned, and managed four different entrepreneurial ventures from 1987 to 2003, including Synergy Networks, which he founded in 1993 and served as Chief Executive Officer until September 2003, when the company was sold to the Rockefeller Group. He continued to serve as President of Rockefeller Group Technology Services Mid Atlantic, a member of Rockefeller Group International, until December 2004. Mr. Gordon received a B.S. degree in Business Administration in 1982 and an M.B.A. degree in 1983 from the American University.

Mark B. Justh joined Odyssey’s Board in July 2013. Mr. Justh was appointed Chairman of the Audit Committee in June 2014 and Lead Director in June 2015. Mr. Justh served as Managing Director at J.P. Morgan, Hong Kong, for over ten years. Prior to that, Mr. Justh was a Partner at HPJ Media Ventures/DeNovo Capital from 2000 to 2002, where he managed a $25 million fund that made private investments in media properties. From 1994 to 2000 he was a Vice President at Goldman Sachs International responsible for Institutional Equity Sales coverage of Switzerland and France for the U.S. equity product. Mr. Justh earned his Bachelor’s degree from Princeton University, his Master’s degree from New York University and his M.B.A. degree from INSEAD (France). Mr. Justh was also honorably discharged from the U.S. Army Reserve as a First Lieutenant in the Medical Service Corps.

James S. Pignatelli was appointed a Director in June 2015. Mr. Pignatelli was Chairman of the Board, Chief Executive Officer and President of Unisource Energy Corporation, an electric utility holding company, and Chairman of the Board, Chief Executive Officer and President of Tucson Electric Power Company, its principal subsidiary, from July 1998 until his retirement in January 2009. Previously he served those companies as Senior Vice President and Chief Operating Officer. Mr. Pignatelli has served as a director of Electro Rent Corporation, one of the largest global organizations devoted to the rental, lease and sale of new and used electronic test and measurement equipment, since 2002 and serves on the Board of Directors of Altos Hornos de Mexico, S.A. and Blue Cross-Blue Shield of Arizona. Mr. Pignatelli holds a B.A. in Accounting from Claremont Men’s College and a J.D. from the University of San Diego.

Jon D. Sawyer joined the Board of Directors in November 2009 and has served as chairman of the Governance and Nominating Committee since June 2015 and the Compensation Committee since March 2011. He also served as chairman of the Governance and Nominating Committee from June 2010 to June 2011. Mr. Sawyer opened his own securities law firm in January 2014 in Denver, Colorado. Prior to that he was a practicing securities attorney with the firm of Jin, Schauer & Saad, LLC in Denver, Colorado, where he worked since March 2009. He started his securities law career working for the Denver Regional Office of the Securities and Exchange Commission as a trial attorney from 1976 to 1979. He worked the next 27 years practicing securities law in private practice, and during this time he served as securities counsel for Odyssey from 1997 to 2006. He was a partner with the Denver law firm of Krys, Boyle, P.C. from November 1996 until June 2007. From June 2007 until March 2009 he was a co-owner and worked full time in various capacities including President and general counsel for Professional Recovery Systems, LLC, a privately held financial services firm engaged in the business of purchasing, selling and collecting portfolios of consumer charged-off debt.

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Gregory P. Stemm was appointed as Chairman of the Board of Directors in October 2014. Mr. Stemm began providing advisory services to Odyssey in October 2014 and consulting services in December 2015. These services include actively seeking out and presenting to Odyssey new business opportunities, projects, and relationships that are expected to result in strategic value or revenue streams in Odyssey’s core business of shipwreck and mineral exploration; providing strategic planning and advice; providing project management, as requested; and such other services as Odyssey’s board of directors or chief executive officer may request from time to time. Previously at Odyssey, he served as Chief Executive Officer from January 2008 to October 2014, and Chairman from 2008 to 2010. He also served as Co-Chairman from 2006 to 2008 and as a Director and Executive Vice President since May 1994. During that time he was responsible for research and operations on all shipwreck projects. Mr. Stemm has extensive experience in managing shipwreck exploration operations since entering the field in 1986, including deep-ocean search and robotic archaeological excavation on a number of projects.

Officers

Laura L. Barton (age 54) was appointed as Secretary in July 2015 in addition to her position as Executive Vice President and Director of Communications since June 2012 and formerly served as Vice President of Communications from November 2007 to June 2012. With over 30 years of marketing, advertising, PR and media experience, Ms. Barton directs communications and content development for the Company. Previously, Ms. Barton served as Director of Corporate Communications and Marketing for Odyssey since July 2003. During her tenure, 17 hours of prime time television programming detailing the Company’s projects were produced for PBS, National Geographic, Discovery Channel and C5, and national promotions were conducted with Walt Disney Pictures for two theatrical releases. From June 1994 to July 2003, she was President of LLB Communications, a marketing and communications consulting company that served a variety of broadcast networks, stations and distributors as well as Odyssey. She also taught as an adjunct instructor at the University of South Florida. Prior to founding LLB Communications, Ms. Barton served in various management, marketing, publicity and creative services positions in local and network television since 1983. Ms. Barton received a B.A. degree in Mass Communication from the University of South Florida.

Philip S. Devine (age 49) was appointed Chief Financial Officer in September 2013 and formerly served as CFO of various publicly listed companies with operations in Europe and the United States. Most recently, he worked as the CFO of two biotechnology companies, MDxHealth SA (NYSE Euronext: MDXH) from 2003-2012, and Tibotec-Virco N.V. (sold to Johnson & Johnson) from 2001-2002. Earlier in his career, he worked primarily as a strategy consultant at McKinsey & Company (1994-2000) and as an auditor/CPA at Deloitte & Touche (1988-1992). Mr. Devine obtained his M.B.A. degree at INSEAD (France), his CPA license in Massachusetts, his M.S.A. degree at Bentley College, and his B.A. degree at Dartmouth College. Mr. Devine is a U.S. citizen who was born in Brazil and who has worked and lived in the United States, Europe, and Latin America. He is fluent in English, French, and Portuguese.

John D. Longley (age 49) was appointed Chief Operating Officer in October 2014. Previously, Mr. Longley served as Senior Vice President since 2012 and Director of Business Operations since 2005 when he joined the Company. With over 25 years of marketing and business strategy experience, he has been integral in growing the Company’s business opportunities including its attractions, the monetization of valuable shipwreck finds and exploring new deep-ocean opportunities that utilize Odyssey’s core competencies. Mr. Longley had an instrumental role in executing major marketing programs and projects at Odyssey. Following the Gairsoppa silver recovery operations, Mr. Longley led the program to monetize the 110 tons of shipwreck silver bullion, which constituted the world’s largest precious metals recovery from a shipwreck in history. Mr. Longley also orchestrated the development of Odyssey’s distribution network for shipwreck coins and collectibles.

Jay A. Nudi (age 52) has served as Treasurer since June 2010 and Principal Accounting Officer of the Company since January 2006. Mr. Nudi has been with the Company since May 2005 as Corporate Controller and has over 20 years of accounting and management experience. Mr. Nudi is a certified public accountant. Prior to joining the Company, Mr. Nudi served as Controller for The Axis Group in Atlanta where he began in 2003. The Axis Group provides logistic solutions and services to the automotive industry. From 2001 to 2003, he served as a consultant to various companies on specific value-added tasks. From 2000 to 2001, Mr. Nudi was Director of Financial Reporting for OneSource, Inc., a leading provider of facilities management. From 1997 to 2000, he served as Corporate Controller for Acsys, Inc., a national recruiting firm that was publicly held until it was acquired in 2000. Mr. Nudi received a B.S. degree in Accounting from Pennsylvania State University in 1985.

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CODE OF ETHICS

The Company has adopted a Code of Ethics that applies to, among others, its principal executive, financial and accounting officers, and other persons, if any, performing similar functions. Our Code of Ethics can be obtained from the Company, without charge, by written request to the Chief Financial Officer at the Company’s address and is posted on the Company’s Internet web site (http://odysseymarine.com).

CORPORATE GOVERNANCE

Board of Directors and Executive Officers

The Board of Directors held seven scheduled meetings and four executive sessions of independent directors during the fiscal year ended December 31, 2015. In addition to these regularly scheduled meetings there were three special committee sessions comprised of members who are independent from Altos Hornos de Mexico, S.A. Each director attended at least 75% of the aggregate number of meetings held by the Board of Directors, its committees and its private sessions during the time each such Director was a member of the Board or of any committee of the Board.

Directors standing for election are expected to attend the Annual Meeting. All of the seven directors standing for election at the 2015 Annual Meeting attended that meeting.

Executive officers are appointed by the Board of Directors to hold office until the next Annual Meeting of the Company, which will be held June 7, 2016. There are no known arrangements or understandings between any director or executive officer and any other person pursuant to which any of the above-named executive officers or directors was selected as an officer or director of the Company. No event occurred during the past ten years which is material to an evaluation of the ability or integrity of any director or person nominated to be director or executive officer of the Company.

Board Leadership Structure

Chairman/Chief Executive Officer

Our Board does not have a policy regarding whether the roles of Chairman and Chief Executive Officer should be separate because our Board believes it is in the best interests of our Company to retain the flexibility to have a separate Chairman and Chief Executive Officer or, if circumstances dictate, to combine the roles of Chairman and Chief Executive Officer.

Our current leadership structure is comprised of a non-independent director serving as Chairman of the Board (Greg Stemm), an independent director serving as Lead Director (Mark Justh), a Company employee serving as Chief Executive Officer and President (Mark Gordon), and strong, active independent directors serving on and chairing our Board committees. We believe that this structure is appropriate for the Company because it allows one person, our Chief Executive Officer, to concentrate on the day-to-day operations of the Company and to speak for and lead the Company, while providing for effective oversight by an independent Lead Director, Chairman and Board. The Lead Director is responsible for the strategic operations of the Board and sets the agenda for and presides over Board meetings. We believe our Chief Executive Officer is in the best position to lead Odyssey and the management team forward in deep-ocean exploration, mineral exploration, shipwreck contract services, marine survey and exploration charter services. Our Lead Director is in the best position to focus the Board’s attention on the broader issues of corporate governance and risk management. We believe that splitting the roles of Chairman and Chief Executive Officer and adding an independent Lead Director maximizes the effectiveness of our management and governance processes to the benefit of our stockholders.

Executive Sessions

Our independent directors meet regularly in executive session without employee-directors or other executive officers present. The Lead Director presides at these meetings. In 2015, the independent directors met four times.

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Board Diversity

The Company understands and appreciates that a Board of Directors, consisting of individuals with diverse personal characteristics, experiences, skills, and attributes, contributes positively to corporate governance and enhancing stockholder value. Although the Company has no express diversity policy in the identification of nominees for director, diversity is just one of many factors that the Board of Directors considers in identifying candidates. Further qualifications are written in the Charter and Guidelines of the Governance and Nominating Committee.

Service on Other Boards of Directors

Our Board of Directors believes that each director of the Company should be allowed to sit on the board of not more than two publicly traded for-profit companies without the prior approval of the Board of Directors. It is the position of the Board that approval of a director to sit on more than two boards simultaneously while sitting on Odyssey’s Board will be limited to special circumstances, provided that the arrangement will not interfere with the director carrying out the duties to the Board of the Company. None of our Directors currently sits on the board of more than two publicly traded companies.

The Unaffiliated Director Proposal

At the annual meeting of stockholders held on June 9, 2015, the stockholders approved an amendment to our articles of incorporation to provide that each director of the Company who is not an officer, employee or other member of management of the Company, and each agent and affiliate thereof, will have the right: (a) to directly or indirectly engage in any activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company and its subsidiaries, (b) to directly or indirectly do business with any client or customer of the Company and its subsidiaries, and (c) not to present potential transactions, matters, or business opportunities to the Company or any of its subsidiaries, and to pursue, directly or indirectly, any such opportunity for himself or herself, and to direct any such opportunity to another person (the “Unaffiliated Director Proposal”). This proposal is to be implemented as a condition to the initial closing of the Purchase Agreement which has not yet occurred. As a result, this provision has not been implemented.

Independence of Board Committee Members

The Company currently has five directors, John C. Abbott, Mark B. Justh, James S. Pignatelli, David J. Saul and Jon D. Sawyer who are independent directors as defined in Section 5605 of the listing standards of the NASDAQ Stock Market. The Board of Directors affirmatively determined, from its review of the completed Directors and Officers Questionnaires, that each of the current independent directors nominated for election at the Annual Meeting continues to meet the standards for independence under NASDAQ Rules 5605(a)(2), 5605(d)(3), and 5605A(d), IM-5605A-6, and Rule 10A-3(b)(1)(ii)(A) under the Exchange Act.

Risk Oversight

Risk assessment and oversight is a key function of our Board of Directors. In plenary meetings of the Board, risk assessment and oversight issues are a frequent issue of discussion and action. Because of its significance, the task of risk assessment and oversight is operationally shared by Management, the Audit Committee and the Governance and Nominating Committee. Because of the small size of the Company’s Board and its current operating practices, there is no separate Board committee for compliance or risk oversight.

During 2015, we continued our risk management efforts to evaluate risk areas in terms of their likelihood of occurrence and the potential impact on the organization. There were no significant changes in our risk assessment review, and we concluded that the Company’s incentive compensation plans are not structured toward performance activities which would encourage risk-oriented activities by officers and key employees.

Annual Board Self-Assessments

In the best interest of the Company and its stockholders, the Board of Directors performs an annual assessment. Each Director, the Board’s function itself, and its committees are reviewed and assessed. The 2015 self-evaluation was

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completed in January 2016. The results were positive, especially considering the market forces and significant changes that the Board faced in 2015. The evaluation process is helpful in measuring the overall effectiveness of the Board, each member’s role and contribution to the function of the Board, and any potential areas for improvement. There were no performance issues raised in respect to individual directors or committees.

In 2015, the Board helped guide Management through the creation and completion of two major strategic transactions that will reshape the direction of the Company. The Board also helped manage the Chief Executive Officer transition and developed a consulting agreement with the outgoing Chief Executive Officer which ensured retention of critical capabilities and protected the Company by providing first-time necessary non-compete protection for the Company with the outgoing Chief Executive Officer.

Director Stock Ownership Policy

The directors adopted a Director Stock Ownership Policy in 2013 to ensure that the ongoing interest of our directors is in alignment with those of our stockholders. The policy requires each director, within five years of the applicable date, to hold an amount of our common stock valued at four times the amount of the annual retainer for the year the policy first applies to them.

Clawback Policy

The directors adopted a Clawback Policy in 2013 that applies to performance-based compensation linked to our reported financial results. Under this policy, in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, we may, at the discretion of the Compensation Committee, seek to recover from any executive officer who received cash-based or equity-based incentive compensation during the three-year period preceding the date on which we are required to prepare an accounting restatement, the amount by which such person’s cash-based or equity-based incentive compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

Committees of the Board

The standing committees of our Board of Directors are the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. The table below provides current membership for each of these committees.

Director	Audit Committee	Compensation Committee	Governance and Nominating Committee
John C. Abbott (I)	* ✓	✓	✓
Mark B. Justh (I)	✓ C	✓	✓
James S. Pignatelli (I)	✓	✓	✓
David J. Saul (I)	✓	✓	✓
Jon D. Sawyer (I)	✓	✓ C	✓ C
Meetings in 2015	8	4	3

Indicates:	(C) Chairperson	(I) Independent Director	(✓) Member	(*) Audit Committee Financial Expert

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Governance and Nominating Committee

The Governance and Nominating Committee Charter and Guidelines were adopted in May 2006 and have been reviewed, amended and updated by the Board of Directors from time to time as necessary. The Charter was last amended by the Board of Directors in March 2015. The Governance Committee Charter and Guidelines received its annual review during March 2016, which resulted in no changes to the charter. A copy of the Governance and Nominating Committee Charter and Guidelines is available on our web site at (http://odysseymarine.com).

The Governance and Nominating Committee presently consists of John C. Abbott, Mark B. Justh, James S. Pignatelli, David J. Saul and Jon D. Sawyer. The purpose of the committee is to provide assistance to the Board of Directors in fulfilling its responsibility with respect to oversight of the appropriate and effective governance of the Company including (i) identification and recommendation of qualified candidates for election to its Board of Directors and its committees; (ii) development and recommendation of appropriate corporate governance guidelines for the Company; (iii) recommendation of appropriate policies and procedures to ensure the effective functioning of the Board of Directors; (iv) recommendations regarding the appointment of corporate officers and the adoption of appropriate processes to ensure management succession and development plans for the principal officers of the Company and its key subsidiaries; and (v) recommendations regarding proposals submitted by stockholders of the Company. During the fiscal year ended December 31, 2015, the committee held three meetings.

The nomination process for incumbent members of the Board consists of an annual review by the committee in which the committee reviews each member’s (i) ability and willingness to continue service on the Board; (ii) past performance as a member of the Board; and (iii) continued Board eligibility and independence. If a director vacancy arises, the committee shall seek and identify a qualified director nominee to be recommended to the Board for either appointment by the Board to serve the remainder of the term of the director position that is vacant or for election at the stockholders’ annual meeting. A director nominee shall meet the director qualifications as determined by the Board from time to time, including that the director nominee possesses personal and professional integrity, has good business judgment, relevant experience and skills and will be an effective director in conjunction with the full Board in collectively serving the long-term interests of the Company’s stockholders. The committee uses a Director Nomination Form and Corporate Director Questionnaire to assess the background and qualification of prospective candidates.

A candidate may be nominated for appointment or election to the Board by the committee or by a stockholder who has continuously held for at least one year by the date it submits the proposal at least $2,000 market value or one percent, whichever is less, of the Company’s shares. Stockholders who wish to recommend persons to the committee for the 2017 Annual Meeting should submit a letter addressed to the Chairman of the Governance and Nominating Committee no later than December 29, 2016, that sets forth the name, age, and address of the person recommended for nomination; the principal occupation or employment of the person recommended for nomination; a statement that the person is willing to be nominated and will serve if elected; and a statement as to why the stockholder believes that the person should be considered for nomination for election to the Board of Directors and how the person meets the criteria to be considered by the committee described above.

Compensation Committee

The Compensation Committee presently consists of Mark B. Justh, John C. Abbott, James S. Pignatelli, David J. Saul and Jon D. Sawyer, all of whom are independent directors as defined in Section 5605 of the listing standards of the NASDAQ Stock Market. The Compensation Committee Charter was adopted by the Board of Directors in April 2005 and has been reviewed, amended and updated by the Board from time to time as necessary. The Charter is reviewed annually and was last amended by the Board in March, 2015, with no changes noted during its 2016 review. A copy of the Compensation Committee Charter is available on the Company’s web site at (http://odysseymarine.com). The Compensation Committee reviews and recommends to the Board compensation plans, policies and benefit programs for employees including stock options, distribution of stock in any form, incentive awards and termination agreements. The Committee reviews the compensation arrangements for our executive officers and directors and makes recommendations to the Board. The Committee may form, and where legally permissible, may delegate authority to, subcommittees when the Committee deems it appropriate or desirable to facilitate the operation or administration of the plans or programs. Where legally permissible the Committee may also delegate authority to committees consisting of employees when the Committee deems it appropriate or desirable for the efficient administration of employee compensation and benefit plans. During the fiscal year ended December 31, 2015, this Committee held four regular meetings.

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Audit Committee

The Audit Committee presently consists of Mark B. Justh, Chairman, John C. Abbott, James S. Pignatelli, David J. Saul and Jon D. Sawyer, who are independent directors (as defined in Section 5605 of the listing standards of the NASDAQ Stock Market and also meet the independence standards of SEC Rule 10a-3(b)(1)). Mr. Abbott serves as the Audit Committee Financial Expert. The Audit Committee assists the Board of Directors in fulfilling its responsibilities to stockholders concerning the Company’s financial reporting and internal controls. It also facilitates open communication between the Audit Committee, the Board, Odyssey’s independent registered public accounting firm and management. The Audit Committee is responsible for reviewing the audit process and evaluating and retaining the independent registered public accounting firm. The independent registered public accounting firm meets with the Audit Committee to review and discuss various matters pertaining to the audit, Odyssey’s financial statements, the report of the independent registered public accounting firm on the results, scope and terms of their work, and their recommendations concerning the financial practices, controls, procedures and policies employed by Odyssey. The Audit Committee is charged with the treatment of complaints for the confidential, anonymous submission by Odyssey employees regarding potential questionable accounting or auditing matters. The Audit Committee has a written charter outlining its duties, responsibilities and practices it follows.

The Audit Committee Charter was adopted in January 2003 and has been reviewed, amended and updated by the Board from time to time as necessary. The Charter and the accompanying Responsibilities Checklist are reviewed annually and were last amended by the Board in March 2015 with no changes noted during its 2016 review. A copy of the Audit Committee Charter and Responsibilities Checklist is available on the Company’s web site at (http://odysseymarine.com). During the fiscal year ended December 31, 2015, the Audit Committee held eight meetings: four executive meetings with the independent registered public accounting firm without management, and four regular Audit Committee meetings in which all aspects of its oversight role were discussed. The report of the Audit Committee is included in this Proxy Statement.

Audit Committee Financial Expert

The Board of Directors has determined that John Abbott is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. After careful review of his Director and Officer Questionnaire and given his experience the Board made its determination that Mr. Abbott has the attributes of an audit committee financial expert after carefully considering his education, experience, expertise, and other relevant qualifications.

Report of the Audit Committee

The Audit Committee is responsible primarily for assisting the Board in fulfilling its oversight of the quality and integrity of accounting, auditing and reporting. The role of the Audit Committee includes appointing the independent registered public accounting firm, reviewing the services performed by the Company’s independent registered public accounting firm, approving and reviewing fees of the independent registered public accounting firm, evaluating the accounting policies and internal controls, reviewing compliance with the Foreign Corrupt Practices Act and UK Bribery Act, reviewing significant financial transactions, and reviewing compliance with significant applicable legal, ethical and regulatory requirements. Although the full Board of Directors has the ultimate authority for effective corporate governance, including the oversight of corporate management, the Audit Committee’s role also includes inquiring about significant risks, reviewing risk management, and assessing the steps management has taken to mitigate or control these risks.

Management is responsible for the preparation, presentation and integrity of Odyssey’s consolidated financial statements, accounting and financial reporting principles, internal controls over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of Odyssey’s system of internal controls. The Audit Committee, in fulfilling its oversight responsibilities, reviewed with management and the independent registered public accounting firm the audited financial statements and the footnotes thereto in the Company’s quarterly reports on Form 10-Q and the annual report on Form 10-K for the fiscal year ended

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December 31, 2015. The Committee discussed with management and the outside auditors, qualitative aspects of financial reporting in the accounting principles, the reasonableness of significant judgments and estimates, and the clarity of the disclosures in the financial statements to the stockholders.

The Company’s outside independent registered public accounting firm, Ferlita, Walsh, Gonzalez & Rodriguez, P.A., is responsible for performing an independent audit of Odyssey’s financial statements in accordance with standards established by the Public Company Accounting Oversight Board (PCAOB) and expressing an opinion on the conformity of the Company’s financial statements in accordance with generally accepted accounting principles accepted in the United States (GAAP). The Audit Committee reviewed and discussed with the independent registered public accounting firm their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by the Audit Committee with the Company’s independent registered public accounting firm under Statement on Auditing Standards 61, as amended (AICPA, Professional Standards Vol. 1, AU Section 380), and as adopted by the PCAOB in Rule 3200T. The Company’s independent registered public accounting firm has expressed the opinion that the Company’s audited financial statements conform, in all material respects, to accounting principles generally accepted in the United States and included a going concern paragraph at the end of the unqualified audit opinion. The independent registered public accounting firm has full and free access to the Audit Committee.

The Audit Committee recognizes the importance of maintaining the independence of Odyssey’s independent registered public accounting firm. The Company prohibits its auditors from performing non-financial consulting services, such as information technology consulting or internal audit services. The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

During the fiscal year ended December 31, 2015, the Audit Committee fulfilled its duties and responsibilities as outlined in its Charter. The Audit Committee held a total of eight meetings: four private executive meetings with the independent registered public accounting firm without management, and four regular Audit Committee meetings in which all aspects of its oversight role were discussed. The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plan of the audit. The Audit Committee met with the independent registered public accounting firm to discuss the results of their audit, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The Audit Committee has a formal policy to receive complaints from employees regarding internal controls or financial reporting matters. This whistleblower process is communicated to both employees and consultants and is monitored by the Audit Committee.

The members of our Audit Committee are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a Board-level oversight role in which it provides advice, counsel, and direction to management and to the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting or legal counsel, as it determines appropriate, apart from counsel or advisers hired by management in order to assist in its performance and duties.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board and the Board has approved that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the Securities and Exchange Commission. The Audit Committee selected Ferlita, Walsh, Gonzalez & Rodriguez, P.A., to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2016, and is presenting the selection to the stockholders for ratification. The Audit Committee and Board of Directors are recommending that stockholders ratify this selection at the Annual Meeting.

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Members of the Audit Committee

John C. Abbott	David J. Saul
Mark B. Justh, Chairman	Jon D. Sawyer
James S. Pignatelli

The report of the audit committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

Stockholder Communications with the Board of Directors

Stockholders wishing to contact the Board of Directors or specified members or committees of the Board should send correspondence to the Corporate Secretary, Odyssey Marine Exploration, Inc., 5215 West Laurel Street, Tampa, Florida 33607. All communications received from stockholders of the Company will be forwarded to the members of the Board of Directors, or to a specific Board member or committee if so designated by the stockholder. A stockholder who wishes to communicate with a specific Board member or committee should send instructions asking that the material be forwarded to the director or to the appropriate committee chairman.

COMPENSATION OF OFFICERS AND DIRECTORS

The Company is a “smaller reporting company” under Item 10 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, and has elected to comply with certain of the requirements applicable to smaller reporting companies in connection with this Proxy Statement.

Summary Compensation Table

The following table sets forth information regarding the compensation paid to or earned by the Company’s Chief Executive Officer, (“CEO”) and each of the two other most highly compensated executive officers for services rendered to the Company and its subsidiaries for the fiscal years ended December 31, 2014 and 2015. These individuals, including the Chief Executive Officer, are collectively referred to in this proxy statement as the “Named Executive Officers, (“NEO”).

SUMMARY COMPENSATION TABLE

Name and Principal Position (1)	Year	Salary	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (4)	Total ($)
Mark D Gordon, President and Chief Executive Officer	2015	$350,000	$37,188	$159,016	$335,120	$119,744	$644	$1,001,712
	2014	$308,750	$—	$771,376	$342,946	$—	$737	$1,423,809

Philip S. Devine, Chief Financial Officer	2015	$260,000	$—	$106,080	$227,200	$96,005	$594	$689,879
	2014	$260,000	$—	$182,500	$207,776	$—	$649	$650,925

John D. Longley, Chief Operating Officer	2015	$200,000	$7,500	$71,760	$152,650	$55,800	$519	$424,929
	2014	$164,930	$—	$25,000	$59,417	$—	$—	$249,347

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(1)	The offices held by each named executive officer are as of December 31, 2015.
(2)	The amounts reported reflect the fair value of restricted stock awards, in accordance with Accounting Standards Codification topic 718 - Stock Compensation (“ASC 718”), awarded under the 2005 and 2015 Stock Incentive Plans. For each restricted stock award, fair value is calculated using the closing price of the common stock on the date of grant. These amounts reflect the accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the NEOs, which may be higher or lower based on a number of factors including stock price fluctuations and applicable vesting.
(3)	The amounts reported are the fair value of option awards as determined using a Black-Scholes valuation model in accordance with ASC 718, disregarding any estimates of forfeitures related to service-based vesting conditions. The assumptions used to calculate the value of option awards are detailed in Note O under the caption “Stock-Based Compensation” to the Company’s Consolidated Financial Statements set forth in the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2015. These amounts reflect the accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the NEOs, which may be higher or lower based on a number of factors including stock price fluctuations and applicable vesting.
(4)	The amounts shown reflect amounts for life insurance premiums paid by the Company on behalf of each NEO for the fiscal years 2014 and 2015.

Narrative Disclosure for Summary Compensation Table

Oversight of Executive Compensation and Role of Executive Officers in Compensation Decisions

The Compensation Committee of our Board of Directors oversees our executive compensation program. This includes compensation paid to our Chief Executive Officer (CEO) and all other officers named in the Summary Compensation Table. Our Compensation Committee is made up of independent, non-management members of our Board of Directors. The Compensation Committee is responsible for reviewing, assessing and approving all elements of compensation for our named executive officers.

The CEO assesses the performance of the NEOs. He then recommends to the Compensation Committee a base salary, performance-based incentives and long-term equity awards at levels for each NEO that are included in the executive compensation plan, including himself, based upon that assessment. The CFO supports the CEO and the Compensation Committee in providing appropriate analyses, peer group reviews and coordination with any outside consultants which may be retained to review the executive compensation program. During 2015, AON Hewitt served as the Compensation Committee’s independent compensation consultant.

Employment Agreements with Our Named Executive Officers

On February 19, 2016, we implemented a one-for-twelve reverse stock split of our common stock. In the discussion below and throughout this proxy statement, all shares and share prices have been adjusted to reflect the reverse stock split.

In August 2014, Odyssey entered into an employment agreement with Mark D. Gordon providing for Mr. Gordon to assume the position of Chief Executive Officer, and Mr. Gordon assumed that position on October 1, 2014. The employment agreement is for an initial term of three years and will automatically renew for successive one-year periods unless terminated by Odyssey or Mr. Gordon upon notice given prior to the end of the initial term or any renewal term.

Pursuant to the employment agreement, Mr. Gordon will be paid a salary of not less than $350,000, subject to review at least annually. Mr. Gordon is also entitled to participate in Odyssey’s annual incentive plan (which provides for a target award of no less than 70.0% of Mr. Gordon’s salary) and Odyssey’s long-term incentive program (which provides for a target value of no less than 125.0% of Mr. Gordon’s salary). Mr. Gordon also received the following equity awards under Odyssey’s 2005 Stock Incentive Plan:

•	a restricted stock award of 8,333 shares of common stock that vested immediately, having a value of $15.24 per share on the date of grant; and

•	An initial grant of restricted stock units representing 41,667 shares of common stock that will vest in 25.0% increments when the average closing share price of Odyssey’s common stock for any 20 consecutive trading days reaches $42.00, $48.00, $54.00, and $60.00, subject to Mr. Gordon’s continued employment and any unvested portion of the restricted stock unit will be forfeited five years after the date of grant.

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Mr. Gordon’s employment may be terminated at any time by Odyssey with or without cause (as defined in the employment agreement) or by Mr. Gordon with or without good reason (as defined in the employment agreement). If Mr. Gordon’s employment is terminated by Odyssey without cause, by Mr. Gordon with good reason, or if Odyssey elects not to renew the employment agreement at the end of the initial term or any renew term, Mr. Gordon will be entitled to receive (a) his salary and earned annual or long-term incentive compensation through the date of termination (the “Accrued Obligations”); (b) an amount equal to 200.0% of his salary and target annual incentive award for the year in which termination occurs; (c) a prorated incentive award or bonus for the year in which termination occurs; and (d) reimbursement for the monthly COBRA premium paid by Mr. Gordon for group health insurance coverage for him and his dependents until the earlier of: (i) the second anniversary of the Date of Termination and (ii) the date he is no longer eligible to receive COBRA continuation coverage. All outstanding unvested stock options and restricted stock awards (other than the initial grant described above) will become fully vested, and 50.0% of the initial grant of restricted stock will become fully vested, with the balance to vest or be forfeited in accordance with the initial award agreement.

If Mr. Gordon’s employment is terminated by Odyssey with cause, by Mr. Gordon without good reason, or if Mr. Gordon elects not to renew the employment agreement at the end of the initial term or any renew term, Odyssey will have no further payment obligations to Mr. Gordon other than for the Accrued Obligations.

The employment agreement further provides for the vesting of all outstanding unvested stock options and restricted stock awards (other than the initial grant described above) upon a change-in-control, which is defined in the employment agreement to include (a) a person or group acquiring 40.0% or more of the fair market value or voting power of the Company’s stock, (b) a person or group acquiring 25.0% or more of the voting power of the Company’s stock during a twelve-month period, and (c) a majority of the members of the Company’s Board of Directors is replaced by directors whose appointment or election is not endorse by a majority of the Board of Directors before the date of election or appointment. Mr. Gordon’s outstanding unvested stock options and restricted stock awards (other than the initial grant) will vest if the Purchase Agreement dated March 11, 2015, with MINOSA and Penelope is carried out under the terms approved by Stockholders on June 9, 2015. If Mr. Gordon’s employment is terminated by him for good reason or by Odyssey without cause (excluding death or disability) within 24 months after a change-in-control, Mr. Gordon will be entitled to receive (w) the Accrued Obligations; (x) an amount equal to 250.0% of his salary and target annual incentive award for the year in which termination occurs; (y) a prorated incentive award or bonus for the year in which termination occurs; and (z) reimbursement for the monthly COBRA premium paid by Mr. Gordon for group health insurance coverage for him and his dependents until the earlier of: (i) the second anniversary of the Date of Termination and (ii) the date he is no longer eligible to receive COBRA continuation coverage. All outstanding unvested stock options and restricted stock awards will become fully vested, with all options being exercisable for the remainder of their full term.

Components and Results of the 2015 Executive Compensation Plan

Base salary

Base salary is intended to provide our executive officers with a level of assured cash compensation that is reasonably competitive in the marketplace. It is based on the individual’s qualifications and experience with the Company, past performance taking into account all relevant criteria, value to the Company, the Company’s ability to pay and relevant competitive market data. The base salary ranges for the CEO and CFO were established based upon the competitive and benchmarking data from a peer group whereby the midpoint of the executive officer salary range is aligned to the average peer group base salary. This does not mean that the NEO’s base salary will be in the midpoint range, but the peer group analysis is used as a basis for establishing salary ranges or salary bands for each position.

2015 Base Salary. Compensation ranges were established to coincide with the results of the peer group compensation analysis for the CEO and CFO. Average base salary for the peer group companies was utilized in

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establishing the midpoint of the executive officer salary range. The analysis resulted in an increase to the midpoint of the salary ranges for our executive officers and showed that the Odyssey officers were earning a salary below the midpoint of their peer group. Two of the officers, the CEO and COO, had received promotions and salary increases in the fourth quarter of 2014, thus the Compensation Committee determined that no salary adjustment was necessary for these individuals at the start of 2015. The CFO volunteered to keep his salary unchanged for 2015, as he had already done in 2014, given the financial and stock performance of the Company. The Compensation Committee took this into consideration and determined that the CFO’s base salary would remain unchanged from 2014.

Annual Incentive Compensation and Targets

Annual incentive compensation is intended to provide a component of total cash compensation that represents an award for meeting corporate key objectives and achievement of individual strategic objectives. Annual incentive compensation is expressed as target amounts that can be earned as a percentage of base salary. The amount of these targets is based on the individual’s qualifications and experience with the Company, past performance of duties, value to the Company, and the Company’s ability to pay. For NEOs the annual incentive targets are weighted 75% toward the ability to meet key performance indicators of the Company and 25% toward attainment of individual strategic objectives. An executive’s individual strategic objectives are defined based upon the contribution such executive’s role and expertise can bring to achieving the Company’s overall strategic objectives. The individual strategic objectives are reviewed by the Compensation Committee.

Attainment of Company key performance indicators, which comprise 75% of the annual incentive awards for all NEOs are based upon three separate categories which include revenue, earnings per share and cash flow. Within each category several performance threshold targets were established whereby ranges of target incentives could be achieved as noted below. Target incentives for revenue ranged from 0% to 60%, while target incentives for earnings per share (EPS) and cash flow ranged from 0% to 40%. In order to achieve the upper range percentages of target incentives, significant stretch performance levels need to be achieved. For example in 2015, to achieve 60% of target incentive, revenue needed to be greater than $20 million; to achieve 40% of target incentive, earnings per share needed to be positive or net cash flow and cash flow from operations would need to be positive. While the sum of the various key performance indicator categories could reach 140%, the intent was that NEOs could achieve at or near target incentives by achieving stretch performance levels in only several categories or above average levels for all three categories.

The following table illustrates the key performance indicators for 2015:

Revenue (up to 60%)
1) less than $0.1 million	0%
2) $0.1 - $5 million	1% - 10%
3) $5 - $10 million	11% - 25%
4) $10 - $20 million	26% - 40%
5) greater than $20 million	41% - 60%

Operating Cash Flow (up to 40%)
1) worse than previous year (-$28.6 million)	0%
2) $1-10 million improvement vs. previous year	1% - 20%
3) >$10 million improvement vs. previous year	21% - 40%

EPS (up to 40%)
1) EPS worse than -$3.60 per share	0%
2) between -$3.60 EPS and -$.1.20 EPS	1% - 10%
3) better than -$.1.20 EPS	11% - 25%
4) positive EPS	25% - 40%

Although it is intended that the Compensation Committee will follow the incentive award guidelines, the Committee has the discretion to increase or decrease the amounts based upon extenuating or unforeseen circumstances, or to deny annual incentive awards whether or not performance targets are achieved, as it deems appropriate.

The Compensation Committee evaluates the Company’s performance with the assistance of the CFO and evaluates the individual performance for all officers based upon input provided by the CEO and other NEOs. Based upon review of these factors, the Compensation Committee is provided with recommendations and determines the annual incentive amounts.

Achievement of Performance Indicators and Annual Award Payouts in 2015. For 2015, the NEOs qualified for 40.3% to 52.8% of the target award, which was comprised of 27.8% for Company key performance indicators and 12.5% to 25% for individual strategic objectives. The key performance criteria achieved in 2015 was overall revenue which

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was allotted an 11.0% performance weight because actual revenue was within the range of $5 - $10 million per category 3 under revenue performance indicators (actual $5.3 million). Earnings per share (EPS) was allocated a 5% performance weight because actual EPS was within the range of category 1 (actual -$2.46) under EPS performance factors. Cash Flow was allotted a 21.0% performance weight having scored within category 3 of the Operating Cash Flow performance factors having been an improvement of $11.4 million in operating cash flows compared to the previous year. The total of the performance factor weighting was 37.0%, but since it represented only 75% of the annual incentive target for the NEOs, the overall target annual incentive percentage earned for Company performance criteria was 27.8%.

The following table identifies the target award as a percentage of base salary for each NEO in accordance with the executive compensation plan, the weighting between Company and individual performance, and the actual incentive award payout based upon the recommendation of the Compensation Committee.

Name	Position	Target Award as % Salary	Company/ Individual Performance Weighting	Target Incentive Award Per Plan	2015 Actual Incentive Award	Incentive Award as % Base Salary

Mark D. Gordon	President and Chief Executive Officer	70% - 100%	75%/25%	$297,500	$119,744	34%
Philip S. Devine	Chief Financial Officer	60% - 80%	75%/25%	$182,000	$96,005	37%
John D. Longley	Chief Operating Officer	50% - 70%	75%/25%	$120,000	$55,800	28%

None of the 2015 Annual Incentive awards have been paid to the NEOs at the date of this proxy statement. The Compensation Committee determined that the awards would only be paid when the Company’s cash position improved. In the event the cash was not available by December 2016, the awards will be paid in stock provided there are shares available to make such distributions.

Discretionary Bonus

The Compensation Committee may award discretionary bonuses. Such bonuses are typically linked to extra achievements that benefit the Company and which were not fully covered by the targets in the Annual Incentive Compensation Plan. The Compensation Committee determined that the CEO and COO had not met all of their individual strategic goals as defined at the start of the 2015 as part of the Annual Incentive Compensation plan described above, which were weighted at 25% of the overall Annual Incentive awards. However, the Compensation Committee determined that the effort put forth by these persons relating to ongoing transactions and transactions that arose later in the year merited additional compensation. The Compensation Committee decided to grant discretionary bonuses to the CEO and COO in amounts equal to what they would have received if they had achieved their individual strategic goals under the Annual Incentive Compensation Plan.

Name	Position	Discretionary Bonus Award 2015	Discretionary Award as % Base Salary
Mark D. Gordon	President and Chief Executive Officer	$37,188	11%
John D. Longley	Chief Operating Officer	$7,500	4%

None of the 2015 discretionary bonus awards have been paid to the NEOs at the date of this report. The Compensation Committee determined that the awards would only be paid when the Company’s cash position improved. In the event the cash is not available by December 2016, the awards will be paid in stock provided there are shares available to make such distributions.

Long-Term Incentive Targets and Awards

Long-Term Incentive Awards for 2015. Long-term incentive targets are intended to provide an equity component of total compensation in the form of stock options and/or restricted stock that vest based on time, performance or both. The value of these targets is set by the Compensation Committee based on the individual’s qualifications and experience with the Company, past performance of duties and value to the Company. On January 2, 2015, the Board of Directors, as recommended by the Compensation Committee, approved grants of stock options with a

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ten-year term and three-year service vesting, with an exercise price of $12.48 per share, restricted stock units with three-year service vesting, and performance based restricted stock units that vest based on performance criteria described below, to the following NEOs:

		2015 Long-Term Incentive Awards
Name	Position	Stock Options (1)	Restricted Stock Units (2)	Performance Restricted Stock Units (3)
Mark D. Gordon	President and Chief Executive Officer	39,333	11,475	1,275
Philip S. Devine	Chief Financial Officer	26,667	7,650	850
John D. Longley	Chief Operating Officer	17,917	5,175	575

(1)	The stock options vest in 1/3 of the shares awarded on December 31, 2015 and 1/36th of the shares awarded monthly thereafter.
(2)	The restricted stock units vest 1/3 annually on December 20, 2015, through December 20, 2017. Each restricted stock unit represents one share of common stock.
(3)	The Performance Restricted Stock Unit awards will vest only if the Company Total Stockholder Return, measured by the increase or decline of the closing stock price, is higher than the Total Stockholder Return of the Russell 3000 Index companies for the period beginning December 16, 2014 through December 15, 2015 (the “Performance Criteria”), measured by the increase or decline of the Russell 3000 Index. The Restricted Stock Units will vest in a number of shares equal to 1/3 of the total shares awarded on each of December 20, 2015 through 2017. If the Performance Criteria is not achieved, the PRSU will terminate on December 15, 2015.

All of the Performance Restricted Stock Units were cancelled on December 15, 2015 because the Performance Criteria was not met.

The long-term incentive stock option awards are valued based upon the Black-Scholes valuation model on the date of grant. The restricted stock awards are valued based upon the stock price on the date of grant.

The following table includes the target long-term incentive award expressed as a percentage of base salary range and the actual long-term incentive awarded on January 2, 2015, as a percentage of base salary in effect at the date of the award.

Name	Position	Target Long-Term Incentive Award as % of Base Salary	Actual Long-Term Incentive Award as % of 2015 Base Salary
Mark D. Gordon	President and Chief Executive Officer	125% - 150%	137.5%
Philip S. Devine	Chief Financial Officer	100% - 125%	125%
John D. Longley	Chief Operating Officer	80% - 120%	110%

Retirement Plans and All Other Compensation

We do not have any deferred compensation or retirement plans at this time. During 2015, we did not pay perquisites exceeding $10,000 in the aggregate to our Chief Executive Officer or other NEOs. Our officers participated in non-discriminatory life and health insurance plans as did all other employees.

Summary of 2016 Executive Compensation Program

Because our 2013 and 2014 executive compensation plans received widespread support from our stockholders at our annual meetings in 2014 and 2015, we did not make any material changes to the 2016 executive compensation plan. The 2016 plan utilizes a similar process as in 2014 and 2015 to determine target ranges for executive compensation. We

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have updated the peer group of companies used as one of the factors in the annual review by the Compensation Committee. Effective in March 2016, the Chief Executive Officer and other NEOs have been awarded salary increases for 2016 as follows:

		Base Salary (effective 3-1-16)
Name	Position	2016	% Change from 2015
Mark D. Gordon	President and Chief Executive Officer	$376,250	7.5%
Philip S. Devine	Chief Financial Officer	$279,500	7.5%
John D. Longley	Chief Operating Officer	$220,000	10.0%

In April 2016, the environmental permit application for the Company’s Don Diego mineralized phosphate deposit in Mexico was denied. As a consequence, the Chief Executive Officer and other NEOs volunteered, and the Compensation Committee decided, to defer the pay-out of the 2016 salary increases to the Chief Executive Officer and other NEOs until the performance of the Company improved.

The long-term incentive awards are typically awarded in the first week of January of each year. The 2016 long-term incentive awards have not been awarded so far in 2016. The Compensation Committee intends to make long-term incentive awards during the course of 2016 with the same target range of long-term incentive awards as a percentage of the base salary and the same mix of performance restricted stock units tied to the same performance metric as was used in 2015.

For the annual incentive compensation plan and other incentives, the Company will continue to use the key performance criteria similar to that of the previous years, but will also give consideration to the outcome of the environmental permit application in Mexico.

Outstanding Equity Awards at Fiscal Year- End

The following table shows the number of shares of common stock covered by outstanding stock option awards that are exercisable and unexercisable, and the number of shares of common stock covered by unvested restricted stock awards for each of our named executive officers as of December 31, 2015.

2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)

Mark D. Gordon	8,202	—	$32.76	12/26/2016	(4)
	10,313	—	$34.68	12/31/2017	(5)
	14,219	7,109	$26.40	12/31/2023	(6)
	13,111	26,222	$12.48	12/31/2024	(7)
						10,210	$33,080	41,667	$135,001

Philip S. Devine	5,555	2,778	$39.00	9/16/2018	(8)
	8,614	4,307	$26.40	12/31/2023	(9)
	8,889	17,778	$12.48	12/31/2024	(10)
						7,635	$24,737	—	$—

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	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)

John D. Longley	1,250	—	$32.76	12/26/2016	(11)
	2,446	—	$34.68	12/31/2017	(12)
	1,325	662	$26.40	12/31/2023	(13)
	1,389	2,778	$12.84	10/6/2024	(14)
	5,972	11,945	$12.48	12/31/2024	(15)
						3,797	$12,302	—	$—

(1)	For each stock award in this column, the remaining unvested shares reported will vest on December 20, 2016 and 2017.
(2)	The market value of the restricted stock units and equity incentive plan awards in the form of restricted stock units that have not vested are calculated by multiplying the number of shares represented by the stock awards by the closing price of our common stock on December 31, 2015, which was $3.24.
(3)	The award of restricted stock units will vest as follows: 25% of the award will vest when the average closing share price of the common stock for any 20 consecutive trading days is $42.00 or higher; 25% of the award will vest when the average closing share price for any 20 consecutive trading days is $48.00 or higher; 25% of the award will vest when the average closing share price for any 20 consecutive trading days is $54.00 or higher; and 25% of the award will vest when the average closing share price for any 20 consecutive trading days is $60.00 or higher.
(4)	This option vested in one-third increments on each of December 26, 2012, December 26, 2013 and December 26, 2014.
(5)	This option vested in one-third increments on each of December 31, 2013, December 31, 2014 and December 31, 2015.
(6)	This option vested in one-third increments on each of December 31, 2014 and 2015 and vests as to 7,109 shares on December 31, 2016.
(7)	This option vested as to 13,111 shares on December 31, 2015, and vests in 1/36th of the award monthly thereafter.
(8)	This option vested in one-third increments on each September 16, 2014 and 2015 and vests as to 2,778 shares on September 16, 2016.
(9)	This option vested in one-third increments on December 31, 2014 and 2015 and vests as to 4,307 shares on December 31, 2016.
(10)	This option vested as to 8,889 shares on December 31, 2015, and vests, in 1/36th of the award monthly thereafter.
(11)	This option vested in one-third increments on each of December 26, 2012, December 26, 2013 and December 26, 2014.
(12)	This option vested in one-third increments on December 31, 2013, December 31, 2014 and December 31, 2015.
(13)	This option vested in one-third increments on December 31, 2014 and 2015 and vests as to 662 shares on December 31, 2016.
(14)	This option vested as to 1,389 shares on October 6, 2015, and vests as to 1,389 shares on October 6, 2016 and October 6, 2017.
(15)	This option vested as to 5,972 shares on December 31, 2015, and vests in 1/36th of the award monthly thereafter.

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POTENTIAL PAYMENTS UPON TERMINATION

OR CHANGE-IN-CONTROL

Mr. Gordon has a written employment agreement that provides for payments at, following, or in connection with a change-in-control of the Company or termination. There are no other employment contracts or agreements, whether written or unwritten, with our other NEOs. Under our 2015 Stock Incentive Plan, the Compensation Committee has the discretion, but not the obligation, to accelerate the vesting or to compensate holders of otherwise unvested stock incentives in the event of a change-in-control. Only options or restricted stock awards not assumed by the entity taking control are subject to potential acceleration of vesting under a change-in-control.

Termination

Mr. Gordon’s employment may be terminated at any time by Odyssey with or without cause or by Mr. Gordon with or without good reason. If Mr. Gordon’s employment is terminated by Odyssey without cause, by Mr. Gordon with good reason, as a result of Mr. Gordon’s disability, or if Odyssey elects not to renew the employment agreement at the end of the initial term or any renewal term, Mr. Gordon will be entitled to receive (a) the Accrued Obligations; (b) an amount equal to 200.0% of his salary and target annual incentive award for the year in which termination occurs; (c) a prorated incentive award or bonus for the year in which termination occurs; and (d) reimbursement for the monthly COBRA premium paid by Mr. Gordon for group health insurance coverage for him and his dependents. All outstanding unvested stock options and restricted stock awards (other than the initial grant described above under “Employment Agreements with Our Named Executive Officers”) will become fully vested, and 50.0% of the initial grant of restricted stock will become fully vested, with the balance to vest or be forfeited in accordance with the initial award agreement. If Mr. Gordon’s employment is terminated by Odyssey with cause, by Mr. Gordon without good reason, as a result of Mr. Gordon’s death, or if Mr. Gordon elects not to renew the employment agreement at the end of the initial term or any renewal term, Odyssey will have no further payment obligations to Mr. Gordon other than for the Accrued Obligations. Payments that would have been due to Mr. Gordon and the value of equity awards that would have vested had he been terminated on December 31, 2015, are shown in the table below.

Severance Benefit Due to Mr. Gordon Upon Termination	Without Cause; For Good Reason; Disability; Company Non-Renewal $	For Cause; Without Good Reason; Death; Mr. Gordon Non-Renewal $
Accrued Obligations	—	—
Cash Severance (1)	1,260,000	—
Equity (2)	168,081	—
COBRA (3)	48,600	—

(1)	The Cash Severance consists of two times the sum of Mr. Gordon’s base salary in effect on December 31, 2015, and his target annual incentive award, calculated at 80.0% of base salary, calculated as follows: 2 x ($350,000 + $280,000).
(2)	Upon termination at December 31, 2015, Mr. Gordon would vest in 51,877 restricted stock units valued at $3.24 per share which was the closing price of our common stock on December 31, 2015.
(3)	COBRA payments are estimated over a two-year period and would be reimbursable to Mr. Gordon monthly.

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At December 31, 2015, there were life insurance policies that would have paid the following benefits upon the death of our NEOs as follows:

Name	Life insurance benefits payable upon the death of our NEOs as of December 31, 2015 ($)
Mark D. Gordon	300,000
Philip S. Devine	260,000
John D. Longley	200,000

Change-in-Control

Mr. Gordon’s employment agreement also provides for the vesting of all outstanding unvested stock options and restricted stock awards (other than the restricted stock units representing 41,667 shares which were granted on the signing of the employment agreement (the “Initial Grant”)) upon a change-in-control, which is defined in the employment agreement to include (a) a person or group acquiring 40.0% or more of the fair market value or voting power of the Company’s stock, (b) a person or group acquiring 25.0% or more of the voting power of the Company’s stock during a twelve-month period, and (c) a majority of the members of the Company’s Board of Directors is replaced by directors whose appointment or election is not endorse by a majority of the Board of Directors before the date of election or appointment. Accordingly, Mr. Gordon’s outstanding unvested stock options and restricted stock awards (other than the Initial Grant) will vest if Penelope’s ownership exceeds certain thresholds through the purchase of Class AA Preferred Stock under the Purchase Agreement.

At December 31, 2015, our closing stock price was $3.24 per share. There were no in-the-money stock options that could have become immediately exercisable due to a change-in-control if the Compensation Committee acted to accelerate the vesting on the unvested options. At December 31, 2015, there were 21,642 unvested restricted stock awards having a value of $70,119 that could have been purchased by the Company in cash or in stock in the event of a change-in-control at the discretion of the Compensation Committee. The number and value of such options and restricted stock awards is shown in the table below. The amounts shown are the cost that would have been recognized by the Company in the event of a change-in-control on December 31, 2015, if the Compensation Committee approved compensating each officer for the value of the options and restricted stock awards shown, and for Mr. Gordon according to the terms of his employment agreement.

	Option Awards		Stock Awards
Name	Number of In the Money Options Exercisable on Change-in- Control (#)	Potential Payment or Exercise Value Realizable upon Change-in- Control ($)	Number of Shares Acquired on Vesting upon Change-in- Control (#)	Potential Payment or Value Realizable on Change-in- Control ($)

Mark D. Gordon	—	—	10,210	33,080
Philip S. Devine	—	—	7,635	24,737
John D. Longley	—	—	3,797	12,302

DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation paid to directors for 2015. The Compensation Committee used the same peer group as was used for executive officers to benchmark total compensation for directors.

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2015 DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	All Other Compensation ($) (9)	Total ($)
John C. Abbott (3)	32,000	—	11,360	43,360
Bradford B. Baker	59,500	—	15,250	74,750
Max H. Cohen	52,500	—	10,530	63,030
Mark B. Justh (4)	74,000	250,000	84,750	408,750
James S. Pignatelli (5)	33,000	—	11,360	44,360
Dr. David J. Saul (6)	60,000	—	20,250	80,250
Jon D. Sawyer (7)	69,000	—	24,000	93,000
Gregory P. Stemm (8)	—	—	1,159,344	1,159,344

(1)	Mr. Baker and Mr. Cohen served on the board until June 9, 2015, when Mr. Abbott and Mr. Pignatelli joined the board. All other directors served on the board for the full year.
(2)	The amount reported reflects the fair value of membership cuotas (member ownership interests) in a Panamanian limitada, in accordance with Accounting Standards Codification Topic 718 - Stock Compensation (“ASC 718”). The amount reflects the accounting expense for the award and does not necessarily correspond to the actual value that will be recognized by the recipient.
(3)	Mr. Abbott elected to receive 4,257 shares of common stock for $20,000 of the fees earned in cash.
(4)	Mr. Justh elected to receive 10,014 shares of common stock for $56,000 of the fees earned in cash. Mr. Justh received 100,000 membership cuotas in a subsidiary, Oceanica Resources S. de R.L., a Panamanian limitada, for service on the Oceanica board of administrators. Of the amount reported for all other compensation to Mr. Justh, $50,000 was accrued for service on the Special Committee of the Board and $34,750 was accrued for equity compensation as more fully described in footnote 9.
(5)	Mr. Pignatelli elected to receive fees in the form of 4,257 shares of common stock in lieu of cash of $20,000.
(6)	Dr. Saul elected to receive 6,850 shares of common stock for $40,000 of the fees earned in cash. He had 1,666 stock options and no stock awards outstanding as of December 31, 2015.
(7)	Mr. Sawyer had 1,666 stock options and no stock awards outstanding as of December 31, 2015.
(8)	Mr. Stemm began providing advisory services to Odyssey in October 2014 and consulting services in December 2015. These services include actively seeking out and presenting to Odyssey new business opportunities, projects, and relationships that are expected to result in strategic value or revenue streams in Odyssey’s core business of shipwreck and mineral exploration; providing strategic planning and advice; providing project management, as requested; and such other services as Odyssey’s board of directors or chief executive officer may request from time to time. Mr. Stemm was compensated in accordance with these agreements and not for board service. The amount shown for 2015 includes $425,000 of base consulting fees, $730,000 additional performance based remuneration and $4,344 of non-employee health insurance costs earned during 2015 in accordance with Mr. Stemm’s advisory and consulting agreements. See the section “Consulting Agreement with Mr. Stemm” in the ensuing pages for more information on the amounts earned and paid out to Mr. Stemm in 2015.
(9)	The amounts shown for each director other than Mr. Justh (footnote 4) and Mr. Stemm (footnote 8) represent the dollar value of annual equity awards that have been accrued for 2015. The board determined to grant and price the equity awards on September 1, 2016 in a combination of restricted stock units or options to be determined at such time.

2016 Proxy Statement	24

Compensation of Directors

For the year ended December 31, 2015, our outside directors were compensated according to the following structure:

•	Each outside director received $40,000 annually as a retainer. Additional annual retainers were paid as follows for chairmanship duties:

Lead Director	$12,000
Audit Committee Chairman	$10,000
Compensation Committee Chairman	$5,000
Governance and Nominating Committee Chairman	$5,000

•	Each director has the option to receive cash or common stock for the amount of retainers. Retainers are paid upon completion of each quarter. If stock is selected instead of cash payment during any quarter, that stock is awarded at the end of the current year. When stock is awarded, the number of shares is calculated by dividing the dollar amount otherwise due in cash by the fair market value of the stock on the last day of each quarter as when cash payments are due. The stock that is awarded in lieu of cash at the end of the current year is awarded from the Company Stock Incentive Plan.

•	In addition, outside directors received $1,000 per meeting attended on behalf of the Board of Directors including full board meetings, and audit committee, governance and nominating committee and compensation committee meetings.

•	Meetings attended telephonically earned compensation of $500 for attendance.

•	We do not pay amounts that would be classified as perquisites or other compensation to our directors, and there are no existing or potential change-in-control, retirement or legacy obligations.

•	Directors were reimbursed for out-of-pocket expenses in connection with attending meetings of the Board of Directors or committees.

•	Directors will be compensated for 2016 under a similar plan as for 2015. The following table provides an estimate of director compensation for 2016:

ESTIMATED DIRECTOR COMPENSATION FOR 2016

	Lead Director	Audit Chair	Compensation Chair	Governance Chair	Committee Member
Total retainer	$55,000	$50,000	$45,000	$45,000	$40,000
Estimated fees (1)	$25,000	$25,000	$25,000	$25,000	$25,000
Estimated equity value	$25,000	$25,000	$25,000	$25,000	$25,000
Estimated total compensation	$105,000	$100,000	$95,000	$95,000	$90,000

(1)	Assumes the following meetings per year:

Board	8	Governance	4
Audit	8	Telephonic	2
Compensation	4

2016 Proxy Statement	25

Consulting Agreement with Mr. Stemm

Mr. Gregory P. Stemm stepped down as CEO effective September 30, 2014. Mr. Stemm was appointed Chairman of the Board of Directors effective October 1, 2014. At that time, the Board of Directors entered in to a three-month arrangement with Mr. Stemm for advisory services to include the following: working under the direction of the new CEO and with Odyssey’s management team and Board to provide support and guidance on business strategies; communicating with partners and associates of the Company to facilitate smooth transition of working relationships (as directed by the CEO); and exploring and developing potential business relationships and opportunities for Odyssey related to deep-ocean exploration and recoveries including mining opportunities.

At the end of 2014, Mr. Stemm was involved in the negotiations on the Purchase Agreement with Penelope and MINOSA. These negotiations continued longer than anticipated and the Board determined to continue extending Mr. Stemm’s advisory arrangement during the duration of the deal negotiations. Once the agreement was executed on March 11, 2015, it was determined that Mr. Stemm should be retained to advise and assist Odyssey relative to closing the Purchase Agreement and in developing intermediate funding until the Initial Closing under the Purchase Agreement. The advisory arrangement was extended until June 15, 2015, and further extended until December 10, 2015.

On December 10, 2015, Odyssey entered into a written Consulting Agreement (the “Consulting Agreement”) with Mr. Stemm approved by the Compensation Committee of the Board of Directors. The consulting services to be provided by Mr. Stemm include (a) actively seeking out and presenting to Odyssey new business opportunities, projects, and relationships that are expected to result in strategic value or revenue streams in Odyssey’s core business of shipwreck and mineral exploration, (b) providing strategic planning and advice, (c) providing project management, as requested by Odyssey’s Chief Executive Officer, and (iv) such other services as Odyssey’s Board of Directors or Chief Executive Officer may request from time to time. The Consulting Agreement is for a term of five years and generally requires Mr. Stemm to devote the majority of his business time and attention to Odyssey’s affairs. Either party may terminate the Consulting Agreement upon 90 days’ written notice to the other party.

As compensation for his services, Mr. Stemm is entitled to receive a monthly consulting fee of $21,905 per month during the consulting period. In addition to the consulting fee, Mr. Stemm is also entitled to receive (a) $150,000 for his efforts in developing the concept, negotiating, executing, and overseeing the agreement and relationship with an unrelated third party for the marine services on the sites associated with the Enigma II project, such amount to be paid as follows: (i) $75,000 on January 10, 2016, (ii) 5 monthly installments of $14,500 from February 10, 2016 through June 10, 2016, and (iii) and one installment of $2,500 on July 10, 2016; (b) $500,000 for his efforts in developing the concept, negotiating, executing and overseeing the closing of the strategic Monaco deal transaction, which amount will be paid in monthly installments beginning with an initial payment of $12,000 on July 10, 2016 with monthly payments of $14,500 continuing thereafter beginning on August 10, 2016, until May 10, 2019 when he is entitled to a final payment of $9,500; (c) either (i) an equity interest of 5.0% based on fair market value in any business opportunity located by Mr. Stemm pursuant to the Consulting Agreement or an interest between 2.5% and 5.0% on any business opportunity that Mr. Stemm is currently pursuing on behalf of Odyssey, or which Odyssey requests that Mr. Stemm manage or (ii) cash compensation, based on Mr. Stemm’s and Odyssey’s Compensation Committee’s agreement on a reasonable determination of the economic benefit to Odyssey of the transaction or business opportunity; (d) with respect to two of the business opportunities Mr. Stemm is currently working on, (i) 5.0% of the amount Odyssey receives from the sale of any artifacts from the Enigma II project, net of conservation, marketing and selling expenses and (ii) a 5.0% interest in Odyssey’s economic benefit of any shipwreck search and recovery project that Monaco undertakes pursuant to its agreement with Odyssey; and (e) an office and administrative support.

If the Consulting Agreement is terminated by Odyssey without cause or by Mr. Stemm for good reason, Mr. Stemm will be entitled to receive (a) 18 months’ severance at the rate of $21,905 per month, and (b) the balance of any payments due with respect to clauses (a) through (e) of the preceding paragraph, and the noncompetition, nonsolicitation, and nonrecruitment restrictions set forth in the Consulting Agreement will apply during the 18-month period during which severance is paid. If the Consulting Agreement is terminated by Mr. Stemm without good reason, Odyssey will determine the period (not less than three nor more than twelve months) during which the noncompetition, nonsolicitation, and nonrecruitment restrictions set forth in the Consulting Agreement will apply, and Mr. Stemm will be entitled to receive (a) severance at the rate of $21,905 per month, and (b) the balance of any payments due with respect to clauses (a) through (f) of the preceding paragraph, in each case during the applicable period determined by Odyssey.

2016 Proxy Statement	26

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2016, the beneficial ownership of each person known by the Company to be the beneficial owner of five percent or more of our common stock, each named executive officer and director individually and all executive officers and directors of the Company as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Percentage of beneficial ownership is based on the number of shares of common stock outstanding as of March 31, 2016. Shares of common stock issuable upon conversion of convertible preferred stock, or the exercise of stock options or warrants currently exercisable, or exercisable within 60 days after March 31, 2016, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such shares, options or warrants, but are not deemed outstanding for computing the percentage ownership for any other persons.

Name of Beneficial Owner		Amount of Beneficial Ownership (1)		Percentage of Class
Greg P. Stemm, Director & Consultant		251,950	(2)	3.3%
Dr. David J. Saul, Director		102,707	(3)	1.4%
Mark D. Gordon, CEO, President & Director		85,543	(4)	1.1%
Laura L. Barton, EVP, Secretary & Director of Communications		40,190	(5)	*
Philip S. Devine, CFO		38,862	(6)	*
Jay A. Nudi, Treasurer & Principal Accounting Officer		26,860	(7)	*
Mark B. Justh, Director		26,081	(8)	*
Jon D. Sawyer, Director		20,904	(9)	*
John D. Longley, COO		18,267	(10)	*
James S. Pignatelli, Director		4,841	(11)	*
John C. Abbott, Director		4,841	(12)	*
Officers & Directors as a Group	TOTAL	621,046		8.0%

Ori Uziel		460,716	(13)	6.11%
510 LaGuardia Place, 5th Floor New York, NY 10012

*	Represents less than 1% beneficial ownership.
(1)	Unless otherwise noted, the nature of beneficial ownership consists of sole voting and investment power.
(2)	Consists of 108,204 shares held jointly by Mr. Stemm and his wife; 93,547 shares held by Adanic Capital, Ltd., a limited partnership for which Mr. Stemm serves as general partner; and 50,199 shares underlying currently exercisable stock options. Mr. Stemm has pledged 41,667 shares of common stock as collateral for a personal loan.
(3)	Consists of 101,041 shares held jointly by Dr. Saul and his wife and 1,666 shares underlying currently exercisable stock options.
(4)	Includes 33,142 shares held by Mr. Gordon and 52,401 shares underlying currently exercisable stock options held by Mr. Gordon.
(5)	Consists of 18,114 shares held jointly by Mrs. Barton and her husband and 22,076 shares underlying currently exercisable stock options held by Mrs. Barton.
(6)	Includes 11,359 shares held by Mr. Devine and 27,503 shares underlying currently exercisable stock options held by Mr. Devine.

2016 Proxy Statement	27

(7)	Includes 11,517 shares held by Mr. Nudi and 15,343 shares underlying currently exercisable stock options held by Mr. Nudi.
(8)	Consists of 20,247 shares held by Mr. Justh, 834 shares held by Hybrid Equity Partners LLC, a limited liability company of which Mr. Justh is a member, and 5,000 shares underlying currently exercisable stock options.
(9)	Consists of 8,783 shares held jointly by Mr. Sawyer and his wife, 10,455 shares held by Sawyer Family Partners, Ltd., a limited partnership of which Mr. Sawyer serves as the general partner, and 1,666 shares underlying currently exercisable stock options.
(10)	Includes 2,899 shares held by Mr. Longley and 15,368 shares underlying currently exercisable stock options held by Mr. Longley.
(11)	Consists of 4,841 shares held by Mr. Pignatelli.
(12)	Consists of 4,841 shares held by Mr. Abbott.
(13)	Based upon Schedule 13G filed by Mr. Uziel on February 16, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of Forms 3 and 4 and amendments thereto furnished to the Company during the fiscal year ended December 31, 2015, and Form 5 and amendments thereto furnished to the Company with respect to the fiscal year ended December 31, 2015, and certain written representations, no persons who were either a director, executive officer or beneficial owner of more than 10% of the Company’s common stock, failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2015.

SECURITIES RESERVED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information about the Company’s common stock that was available for issuance under all of the Company’s existing equity compensation plans as of December 31, 2015:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance (#)(2)

Equity compensation plans approved by security holders	467,971	19.76	209,032

Equity compensation plan not approved by security holders	—	—	—

(1)	Includes the issuance of 375,282 stock options and 92,689 stock units under the 2005 and 2015 Stock Incentive Plans approved by stockholders.
(2)	Includes shares available for issuance under the 2015 Stock Incentive Plan, only. There are no securities remaining available for future issuance under the 2005 Stock Incentive Plan which expired on August 3, 2015.

Each outstanding stock option and stock unit may be settled in stock on a one-for-one basis. The weighted average exercise price excluding the 92,689 restricted stock units, which are issuable for no consideration when vested, is $24.60. The shares available for issuance under the 2015 Stock Incentive Plan are available for Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Restricted Stock Units and Stock Appreciation Rights. The 2015 Stock Incentive Plan expires on January 2, 2025, after which there can be no further grants or awards of the shares remaining in the plan. Options or awards then outstanding may be vested or exercised until they expire or terminate.

2016 Proxy Statement	28

Proposal 2 - AMENDING THE 2015 STOCK INCENTIVE PLAN

Stock Incentive Plan

On January 2, 2015, the Board of Directors approved the establishment of the 2015 Plan subject to the approval of our stockholders. After further consultation with our compensation consultant and consideration of other relevant factors, our Board approved amendments to the 2015 Plan on April 7, 2015, subject to approval of the Company’s stockholders. The amended 2015 Stock Incentive Plan (the “2015 Plan”) was approved by our stockholders on June 9, 2015. The 2015 Plan is intended to assist us in retaining employees, consultants, professionals, and service providers who provide services to us in connection with, among other things, our management, marine operations, corporate communications, research, archaeological services, business development and our obligations as a publicly-held reporting company.

Proposed Amendment

On March 16, 2016, our Board of Directors adopted, subject to stockholder approval, an amendment to the 2015 Plan to add 200,000 shares of common stock to the plan. Proposal 2 seeks stockholder approval of this amendment.

Our Board of Directors believes that it is desirable to increase the number of shares available for issuance under the 2015 Plan to provide adequate equity incentives to our employees, consultants, professionals, and service providers. When the 2015 Plan was adopted in 2015, there were 450,000 shares of common stock reserved for issuance under the 2015 Plan. As of April 1, 2016, there had been 54,572 shares issued under the 2015 Plan for the exercise of stock options and awards, 8,938 shares forfeited, and 176,299 shares were subject to outstanding stock options and stock awards. As a result, 210,191 shares were available for future grants under the 2015 Plan as of April 1, 2016. We do not believe the remaining shares available in the 2015 Plan are sufficient to meet our future compensation requirements during 2016 and beyond.

Vote Required

Under our bylaws, the affirmative vote of a majority of the votes properly cast on this proposal will be required to approve the proposed amendment to the 2015 Plan. Abstentions and broker non-votes will have no effect on this proposal.

Material Features of the Stock Incentive Plan

The material features of the 2015 Plan are described below. A copy of the 2015 Plan has been filed on the EDGAR database of the Securities and Exchange Commission (“SEC”) as Appendix K to the 2015 definitive proxy materials on Schedule 14A. The EDGAR filing can be accessed at www.sec.gov or on the Company’s web site at http://www.shipwreck.net/secfilings.php where a link is provided. In addition, stockholders who wish to request a paper copy of the 2015 Plan may send correspondence to the Corporate Secretary, Odyssey Marine Exploration, Inc., 5215 West Laurel Street, Tampa, Florida 33607.

The purpose of the 2015 Plan is to assist us in retaining employees, consultants, professionals, and service providers who provide services to the Company in connection with, among other things, our management, marine operations, corporate communications, research, archaeological services, business development and our obligations as a publicly-held reporting company. In addition, we expect to benefit from the added interest that the participants will have in the welfare of our Company as a result of their ownership or increased ownership of our common stock. In the past we have utilized grants of stock options and stock awards to reduce the cash expense of compensating persons we deem to be important to the ongoing success of our Company. We have also used stock awards and stock options as a tool to promote long-term retention of our officers and key personnel. This afforded us the ability to utilize more of our cash for ongoing operations. We believe this is still a valid approach and important component of our compensation planning.

The 2015 Plan authorizes the grant of up to 450,000 shares of common stock (subject to adjustment for stock splits and similar capital changes) in connection with restricted stock awards, incentive stock option grants and non-qualified stock option grants. Employees and, in the case of non-qualified stock options, directors, consultants or any affiliate are eligible to receive grants under the 2015 Plan. As of April 1, 2016, there were 54,572 shares issued under the 2015 Plan for the exercise of stock options and awards, 8,938 shares forfeited, and 176,299 shares were subject to outstanding stock options and stock awards. As a result, 210,191 shares were available for future grants under the 2015 Plan as of April 1, 2016.

2016 Proxy Statement	29

We believe that, for the foreseeable future, it is in our best interests to be able to continue to engage and compensate such persons through the issuance of stock options or payment in shares of our common stock. For the foregoing reasons, the Board of Directors has unanimously adopted the increase in the number of authorized shares of common stock issuable pursuant to the 2015 Stock Incentive Plan by 200,000 shares, from 450,000 to 650,000 shares; and directed that such proposal be submitted for the approval of the stockholders at the annual meeting.

Eligibility for Participation in 2015 Plan

Persons eligible for awards under the 2015 Plan include officers, employees, consultants, directors and service providers. The granting of awards is discretionary, and we cannot now determine the number or type of awards we will grant in the future to our executive officers or other beneficiaries. We expect from time to time, in our discretion, we will grant awards to our executive officers or other beneficiaries under the 2015 Plan under such terms consistent with the 2015 Plan as we deem appropriate at the time of those grants.

Administration of Plan

The 2015 Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee, subject to the provisions of the 2015 Plan, has authority in its discretion to determine the eligible participants to whom stock options or awards shall be granted, the number of shares to be granted to each participant, and the time or times at which options or awards should be granted. The CEO or Chief Financial Officer makes recommendations to the Compensation Committee about equity awards to employees of the Company. The Board of Directors also has authority to interpret the 2015 Plan and to prescribe, amend, and rescind rules and regulations relating to the 2015 Plan.

Federal Income Tax Consequences of the Amended Plan

The following discussion is a summary of the U.S. federal income tax consequences to recipients of options or stock awards and to us with respect to options or stock awards granted under the 2015 Plan. While certain options allowed under the 2015 Plan are intended to qualify under Section 422 of the Internal Revenue Code, no incentive stock options have been granted to date.

Options or stock awards awarded to an optionee may be subject to any number of restrictions (including deferred vesting, limitations on transfer, and forfeit ability) imposed by the Compensation Committee. The optionee is solely responsible for the satisfaction of all federal, state, local and foreign income and other tax arising from or applicable to an option exercise and the acquisition or sale of optioned stock.

A recipient does not recognize taxable income on the grant of a non-qualified stock option, but does recognize ordinary income on the exercise date. The income amount recognized is the amount by which the fair market value of the shares underlying the option exceeds the option exercise price. The Company will ordinarily be entitled to a deduction on the exercise date equal to the ordinary income recognized by the optionee from the exercise of a non-qualified stock option.

A recipient of a restricted stock award generally does not recognize income and the Company is not entitled to a deduction at the time of the award. Instead, the Company is entitled to a deduction and the recipient recognizes income on the date the stock award vests. The amount of compensation income recognized and the Company’s deduction will be the fair market value of the vested stock on the date on which stock is issued. However, the recipient may elect to recognize compensation income at the time of grant, in which case the Company is also entitled to a deduction. The amount will be the fair market value at the date of grant.

In view of the complexity of the tax aspects of transactions involving the grant and exercise of options and stock awards, and because the impact of taxes will vary depending on individual circumstances, each optionee receiving options or awards under the 2015 Plan should consult their own tax advisor to determine the tax consequences in such optionee’s particular circumstances.

BOARD RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE

“FOR” THE PROPOSAL TO AMEND OUR 2015 STOCK INCENTIVE PLAN

2016 Proxy Statement	30

Proposal 3 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires the Company to seek a non-binding advisory vote from its stockholders to approve the compensation of its named executive officers (“Say-on-Pay” vote) as disclosed pursuant to Item 402(m) through (q) of Regulation S-K, and accompanying compensation tables and the related narrative disclosure in this Proxy Statement. Because the required vote is advisory, the result of the vote is not binding upon the Board of Directors.

We believe that executive compensation should be linked to the Company’s performance and aligned with the interests of the Company’s stockholders. In addition, executive compensation is designed to allow the Company to recruit, retain and motivate employees who play a significant role in the organization’s current and future success.

As a focus on the Company’s long-term performance, we believe that long-term equity awards are effective tools for aligning management and stockholder interests in order to increase overall stockholder value. In addition, the executive officers are often asked to implement long-term initiatives for the Company that, by definition, takes more than one fiscal year to accomplish. Stability and continuity among the executive officers aids the Company in its implementation of such long-term initiatives. However, a portion of the executive officers’ annual compensation is also linked to the short-term success of the Company in order to motivate and reward executives to achieve Company objectives and to attract and retain talented executives.

Proposal

At the 2011 annual meeting, the Board of Directors recommended stockholders approve holding a “Say-on-Pay” vote every year. Our stockholders supported that recommendation. Accordingly, we will hold a “Say-on-Pay” vote annually until the 2017 annual meeting when stockholders will be asked to vote again on how frequently we should hold the “Say-on-Pay” vote.

In 2012, 2013, 2014 and 2015, our stockholders cast an advisory vote of 97.2%, 97.8% ,95.2% and 94.4%, respectively, in support of the compensation of our NEOs set forth in the CD&A, the summary compensation table and related compensation tables and narratives in each year’s proxy statement. Our Compensation Committee took the results of the favorable advisory vote of our stockholders into account as a factor in maintaining the current structure of our executive compensation program.

At the Annual Meeting in 2016, our stockholders will again be provided the opportunity to cast an advisory vote to approve the compensation of our named executive officers. This vote is set forth in Proposal 3 in this proxy statement. Although this Say-on-Pay stockholder vote is non-binding, the Compensation Committee, as it did last year, will consider the outcome of the vote when making future compensation decisions regarding our named executive officers.

The Company is presenting this proposal, which gives you as a stockholder the opportunity to express your view on our executive compensation by voting for or against the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 (m) through (q) of Regulation S-K, including the compensation tables and other narrative executive compensation disclosures contained in the Company’s 2016 Proxy Statement, is hereby APPROVED.”

BOARD RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

BY VOTING “FOR” THE ABOVE PROPOSAL.

2016 Proxy Statement	31

Position of Board of Directors

As discussed in this proxy statement under the “Compensation of Officers and Directors” Section, the Compensation Committee of the Board of Directors believes that the executive compensation for the year ended December 31, 2015, is reasonable and appropriate, is justified by the performance of the Company and is the result of a carefully considered approach.

Effect of Vote

Because your vote is advisory, it will not be binding upon the Company, the Compensation Committee or the Board of Directors; however, we value stockholders’ opinions, and we will consider the outcome of the Say-on-Pay vote when determining future executive compensation arrangements.

2016 Proxy Statement	32

Proposal 4 - RATIFICATION OF THE APPOINTMENT OF THE

COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the independent registered public accounting firm of Ferlita, Walsh, Gonzalez & Rodriguez, P.A. to audit the financial statements of the Company for the year ended December 31, 2016. Ferlita, Walsh, Gonzalez & Rodriguez, P.A. served as our independent registered public accounting firm for the fiscal year 2015. Although the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of Ferlita, Walsh, Gonzalez & Rodriguez, P.A. as our independent registered public accounting firm. If the stockholders do not ratify the appointment of Ferlita, Walsh, Gonzalez & Rodriguez, P.A., the appointment of auditors will be reconsidered by the Board of Directors.

It is expected that representatives of Ferlita, Walsh, Gonzalez & Rodriguez, P.A. will be present at the Annual Meeting and will be given an opportunity to make a statement if they so desire, as well as to respond to appropriate questions from our stockholders.

Vote Required

The affirmative vote of a majority of the votes properly cast at the Annual Meeting is required to approve this proposal. Discretionary broker voting is allowed. Abstentions will not affect the outcome of this proposal.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

RATIFICATION OF THE

APPOINTMENT OF FERLITA, WALSH, GONZALEZ & RODRIGUEZ, P.A. AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The following table presents aggregate fees billed for professional services rendered by Ferlita, Walsh, Gonzalez & Rodriguez, P.A. for the audit of the Company’s annual financial consolidated statements for the years ended December 31, 2015, and December 31, 2014, and fees billed for other services rendered by them during those periods.

	2015	2014
Audit Fees (1)	$224,441	$196,120
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—
TOTAL	$224,441	$196,120

(1)	Fees for professional services performed by Ferlita, Walsh, Gonzalez & Rodriguez, P.A. for the audit of the Company’s annual consolidated financial statements and review of financial statements included in the Company’s Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

Independence of Principal Accountant and Other Audit Committee Considerations

The Audit Committee reviews at least annually the independent auditors’ qualifications, performance and independence including that of the lead partner. On December 7, 2015, our Audit Committee received written confirmation from Ferlita, Walsh, Gonzalez & Rodriguez, P.A. that the firm is independent of the Company in compliance with PCAOB Rule 3526 and within the meaning of the federal securities laws administered by the Securities and Exchange Commission.

2016 Proxy Statement	33

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Company’s independent registered public accounting firm may not be engaged to provide non-audit services that are prohibited by law or regulation to be provided by it, nor may the Company’s principal accountant be engaged to provide any other non-audit service unless it is determined that the engagement of the principal accountant provides a business benefit resulting from its inherent knowledge of the Company while not impairing its independence. The Audit Committee must pre-approve the engagement of the Company’s principal accountant to provide both audit and permissible non-audit services. No non-audit services were provided by the independent registered public accounting firm during the past two fiscal years.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals intended to be presented pursuant to Rule 14a-8 under the Exchange Act at our 2017 Annual Meeting must be received at the offices of the Company, 5215 West Laurel Street, Tampa, Florida 33607, on or before December 29, 2016, in order to be considered for inclusion in the Company’s proxy statement for that meeting.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Statements contained in this proxy statement that are not purely historical are forward-looking statements, including, but not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. Actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors, including, without limitation, those described in this proxy statement. The forward-looking statements are made as of the date of this proxy statement and we undertake no obligation to update or revise the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

We caution you not to place undue reliance on any forward-looking statements made by, or on behalf of us in this proxy statement or in any of our filings with the SEC or otherwise. Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and in our other current and subsequent filings with the SEC.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public on the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, NE, Washington D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room and their copy charges.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of the Stockholders: This proxy statement is available for viewing on the Internet at www.proxyvote.com for those stockholders who received a Notice of Internet Availability of Proxy Materials and also available on our website at www.odysseymarine.com. If you view the proxy materials through the Internet, you may incur costs, such as telephone and Internet access charges, for which you will be responsible.

BY ORDER OF THE BOARD OF DIRECTORS

MARK D. GORDON
Chief Executive Officer, President and Board Member
April 28, 2016

2016 Proxy Statement	34

            Odyssey Marine Exploration, Inc.

            5215 West Laurel Street

            Tampa, FL 33607

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 6, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 6, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

   TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors		☐	☐	☐
Nominees
01 John C. Abbott 02 Mark D. Gordon 03 Mark B. Justh 04 James S. Pignatelli 05 Jon D. Sawyer 06 Gregory P. Stemm
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.							For	Against	Abstain

2 To amend the Company’s 2015 Stock Incentive Plan by adding 200,000 shares of common stock to the Plan.							☐	☐	☐

3 To hold a non-binding advisory vote to approve named executive officer compensation.							☐	☐	☐

4 To ratify the appointment of Ferlita, Walsh, Gonzalez & Rodriguez, P.A. as our independent registered public accounting firm.							☐	☐	☐
For address change/comments, mark here. (see reverse for instructions)		Yes	No	☐

Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

MEETING LOCATION:

Holiday Inn

Grand Palm Room

700 N. Westshore Boulevard

Tampa, FL 33609

DIRECTIONS:

One block North of I-275 at the corner of Westshore  Boulevard &

Cypress Street

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report on Form 10-K, Notice & Proxy Statement, and Stockholder Letter are available at www.proxyvote.com.

ODYSSEY MARINE EXPLORATION, INC.
Annual Meeting of Stockholders
June 7, 2016 9:30 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Gregory P. Stemm and Mark B. Justh, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ODYSSEY MARINE EXPLORATION, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 AM, EST on June 7, 2016, at the Holiday Inn Westshore, Grand Palm Room, 700 North Westshore Blvd., Tampa, FL 33609, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side